Exhibit 4.13

CANOPY GROWTH CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(IN CANADIAN DOLLARS)

CANOPY GROWTH CORPORATION

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of

Canopy Growth Corporation

We have audited the accompanying consolidated financial statements of Canopy Growth Corporation, which comprise the consolidated statements of financial position as at March 31, 2018 and March 31, 2017, and the consolidated statements of operations, consolidated statements of comprehensive income (loss), consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Canopy Growth Corporation as at March 31, 2018 and March 31, 2017, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Deloitte LLP
Chartered Professional Accountants
Licensed Public Accountants

June 27, 2018
Toronto, Canada

CANOPY GROWTH CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Expressed in CDN $000’s)	Notes	March 31, 2018	March 31, 2017
Assets
Current assets
Cash and cash equivalents	27	$322,560	$101,800
Amounts receivable	4	21,425	5,815
Biological assets	5	16,348	14,725
Inventory	6	101,607	45,981
Prepaid expenses and other assets	7	19,837	4,285

		481,777	172,606

Assets classified as held for sale	8	—	6,180

		481,777	178,786

Property, plant and equipment	9	303,682	96,270
Other long-term assets	7	8,340	—
Investments in associates	15	63,106	—
Other financial assets	16	163,463	24,030
Intangible assets	11	101,526	162,263
Goodwill	11	314,923	241,371

		$1,436,817	$702,720

Liabilities
Current liabilities
Accounts payable and accrued liabilities	17	$89,571	$15,386
Deferred revenue		900	588
Current portion of long-term debt	18(a)	1,557	1,691

		92,028	17,665

Long-term debt	18(a)	6,865	8,639
Deferred tax liability	24	33,536	35,924
Other long-term liabilities	18(b)	61,150	766

		193,579	62,994

Commitments and contingencies	26

Shareholders’ equity
Share capital	20	1,076,838	621,541
Other reserves	20	127,418	23,415
Accumulated other comprehensive income		46,166	16,098
Deficit		(91,649)	(21,296)

Equity attributable to Canopy Growth Corporation		1,158,773	639,758

Non-controlling interests	14	84,465	(32)

Total equity		1,243,238	639,726

		$1,436,817	$702,720

CANOPY GROWTH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MARCH 31, 2018 AND 2017
(Expressed in CDN $000’s except share amounts)	Notes	March 31, 2018	March 31, 2017
Revenue		$77,948	$39,895

Inventory production costs expensed to cost of sales		37,790	15,293

Gross margin before the undernoted		40,158	24,602

Fair value changes in biological assets included in inventory sold and other inventory charges	6	66,268	34,978
Unrealized gain on changes in fair value of biological assets	5	(100,302)	(49,090)

Gross margin		74,192	38,714

Sales and marketing		38,203	12,960
Research and development		1,453	810
General and administration		43,819	16,858
Acquisition-related costs		3,406	7,369
Share-based compensation expense	20(b)	29,631	8,046
Share-based compensation expense related to acquisition milestones	20(c)	19,475	690
Depreciation and amortization		20,486	6,064

Operating expenses		156,473	52,797

Loss from operations		(82,281)	(14,083)

Share of loss on equity investments	15	(1,473)	(50)
Other income, net	21	31,213	3,858

Other income		29,740	3,808

Loss before income taxes		(52,541)	(10,275)

Income tax (expense) recovery	24	(1,593)	2,703

Net loss		$(54,134)	$(7,572)

Net income (loss) attributable to:
Canopy Growth Corporation		$(70,353)	$(7,521)
Non-controlling interests		16,219	(51)

		$(54,134)	$(7,572)

Earnings per share, basic and diluted
Net loss per share:	23	$(0.40)	$(0.06)
Weighted average number of outstanding common shares:		177,301,767	118,989,713

CANOPY GROWTH CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED MARCH 31, 2018 AND 2017
(Expressed in CDN $000’s)	Notes	March 31, 2018	March 31, 2017
Net loss		$(54,134)	$(7,572)

Fair value changes on available for sale financial assets	16	38,673	18,328
Exchange differences on translating foreign operations		410	198
Income tax		(4,982)	(2,428)

		34,101	16,098

Comprehensive income (loss)		$(20,033)	$8,526

Comprehensive income (loss) attributable to:
Canopy Growth Corporation		$(40,285)	$8,577
Non-controlling interests		20,252	(51)

		$(20,033)	$8,526

CANOPY GROWTH CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED MARCH 31, 2018 AND 2017
				Other reserves			Other comprehensive income
(Expressed in CDN $000’s except share amounts)	Note	Number of shares	Share capital	Share-based reserve	Warrants	Ownership changes	Exchange differences	Fair value changes, net of tax	Deficit	Non-controlling interests	Shareholders’ equity
Balance at March 31, 2016		98,818,213	$131,080	$5,804	$676	$—	$—	$—	$(13,775)	$—	$123,785
Equity financings and private placements	20(a)(i)	22,617,500	123,186	—	—	—	—	—	—	—	123,186
Issuance of shares from acquisitions	20(a)(ii)	36,138,911	353,214	11,675	—	—	—	—	—	—	364,889
Exercise of warrants	20(a)(iv)	213,104	195	607	(676)	—	—	—	—	—	126
Exercise of ESOP stock options	20(b)	4,010,865	11,036	(4,075)	—	—	—	—	—	—	6,961
Non-controlling interests from acquisitions		—	—	—	—	—	—	—	—	19	19
Other share issuances	20(a)(iii)	388,669	2,830	(639)	—	—	—	—	—	—	2,191
Fair value changes on available for sale investments, net of tax		—	—	—	—	—	—	15,900	—	—	15,900
Share-based compensation	20(b)	—	—	10,043	—	—	—	—	—	—	10,043
Net loss		—	—	—	—	—	—	—	(7,521)	(51)	(7,572)
Other comprehensive income		—	—	—	—	—	198	—	—	—	198

Balance at March 31, 2017		162,187,262	$621,541	$23,415	$—	$—	$198	$15,900	$(21,296)	$(32)	$639,726

Equity financings and private placements	20(a)(i)	27,782,491	390,752	—	70,265	—	—	—	—	—	461,017
Issuance of shares from acquisitions	20(a)(ii)	4,515,879	30,248	689	1,303	—	—	—	—	—	32,240
Exercise of warrants	20(a)(iv)	207,297	1,883	—	(1,113)	—	—	—	—	—	770
Exercise of ESOP stock options	20(b)	3,912,946	19,197	(8,144)	—	—	—	—	—	—	11,053
Other share issuances	20(a)(iii)	715,106	9,795	(5,575)	—	—	—	—	—	—	4,220
Share-based compensation	20(b)	—	—	47,597	—	—	—	—	—	—	47,597
Other share issue costs		—	(206)	—	—	—	—	—	—	—	(206)
Tax benefit associated with share issue costs		—	3,628	—	—	—	—	—	—	—	3,628
Non-controlling interest arising from Canopy Rivers financings - net of share issue costs of $2,448	14	—	—	—	—	(55)	—	—	—	55,777	55,722
Additional non-controlling interest relating to share-based payment	14	—	—	—	—	—	—	—	—	3,579	3,579
Non-controlling interest arising from acquisitions and ownership changes	14	—	—	—	—	—	—	—	—	4,889	4,889
Ownership change arising from Canopy Rivers investment in Vert Mirabel	10(a)(iv)	—	—	—	—	(964)	—	—	—	—	(964)
Net income (loss)		—	—	—	—	—	—	—	(70,353)	16,219	(54,134)
Other comprehensive income		—	—	—	—	—	410	29,658	—	4,033	34,101

Balance at March 31, 2018		199,320,981	$1,076,838	$57,982	$70,455	$(1,019)	$608	$45,558	$(91,649)	$84,465	$1,243,238

CANOPY GROWTH CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s)	Notes	March 31, 2018	March 31, 2017
Net inflow (outflow) of cash related to the following activities:

Operating
Net loss		$(54,134)	$(7,572)
Adjustments for:
Depreciation of property, plant and equipment		8,725	4,146
Amortization of intangible assets		11,761	1,918
Share of loss in equity investments		1,473	50
Fair value changes in biological assets included in inventory sold and other inventory charges		66,268	34,978
Unrealized gain on changes in fair value of biological assets		(100,302)	(49,090)
Share-based compensation	20	51,177	10,043
Non-cash acquisition costs		—	1,333
Loss on disposal of property, plant and equipment and intangible assets		1,285	661
Other assets		(1,853)	—
Non-cash other income and expense	21	(38,779)	(5,702)
Income tax (recovery) expense		1,593	(2,703)
Increase in fair value of acquisition consideration related liabilities		—	1,193
Non-cash interest and FX impact on assets		(201)	—
Changes in non-cash operating working capital items	27	(28,519)	(16,348)

Net cash used in operating activities		(81,506)	(27,093)

Investing
Purchases and deposits of property, plant and equipment and assets in process		(176,037)	(29,391)
Purchases of intangible assets and intangibles in process		(2,132)	(141)
Proceeds on disposals of property and equipment		75	37
Purchases of restricted investments		(118)	(300)
Proceeds on assets classified as held for sale		7,000	—
Investments in associates		(26,179)	—
Investments in other financial assets		(22,439)	—
Net cash inflow (outflow) on acquisition of subsidiaries	10	(3,753)	11,193

Net cash used in investing activities		(223,583)	(18,602)

Financing
Proceeds from issuance of common shares and warrants	20(a)(i,iv)	470,670	130,276
Payment of share issue costs		(10,008)	(8,066)
Proceeds from issuance of shares by Canopy Rivers, net of share issue costs of $2,448	12	54,876	—
Proceeds from exercise of stock options		11,053	6,961
Proceeds from exercise of warrants		770	126
Issuance of long-term debt		—	3,500
Increase in finance lease obligations		(317)	260
Repayment of long-term debt	18	(1,195)	(959)

Net cash provided by financing activities		525,849	132,098

Net cash inflow		220,760	86,403
Cash and cash equivalents, beginning of year		101,800	15,397

Cash and cash equivalents, end of year		$322,560	$101,800

Refer to Note 27 for supplementary cash flow information

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

1.	DESCRIPTION OF BUSINESS

Canopy Growth Corporation is a publicly traded corporation, incorporated in Canada, with its head office located at 1 Hershey Drive, Smiths Falls, Ontario with its common shares listed on the TSX, under the trading symbol “WEED” and as of May 24, 2018 on the NYSE, under the trading symbol “CGC”. References in these consolidated financial statements to “Canopy Growth” or “the Company” refer to Canopy Growth Corporation and its direct and indirect subsidiaries.

The principal activities of the Company are the growing, possession and sale of cannabis as regulated by the Access to Cannabis for Medical Purposes Regulations (“ACMPR”) in Canada. The Company is also expanding to jurisdictions outside of Canada where federally lawful and regulated including subsidiaries which operate in Europe, Latin America and the Caribbean. Through its subsidiary Canopy Rivers Corporation (“Canopy Rivers”), the Company also provides growth capital and a strategic support platform that pursues investment opportunities in the global cannabis sector, where federally lawful.

2.	BASIS OF PRESENTATION

Statement of compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

These consolidated financial statements were approved by the Board of Directors and authorized for issue by the Board of Directors on June 27, 2018.

Subsidiaries

These consolidated financial statements are comprised of the financial results of the Company and its subsidiaries, which are the entities over which Canopy Growth has control. An investor controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and can affect those returns through its power over the investee. Non-controlling interests in the equity of Canopy Growth’s subsidiaries are shown separately in equity in the consolidated statements of financial position. The table below lists the Company’s subsidiaries that are consolidated in these financial statements and the ownership interest held by non-controlling interests.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

2.	BASIS OF PRESENTATION (CONTINUED)

Subsidiaries (continued)

Subsidiaries	Defined as	Non-controlling interests
Tweed Inc.	Tweed	—
Tweed Farms Inc.	Tweed Farms	—
Bedrocan Canada Inc.	Bedrocan Canada	—
Spectrum Cannabis Canada Ltd. (formerly Mettrum Ltd.)	Spectrum Cannabis	—
Tweed Grasslands Cannabis Inc.	Tweed Grasslands	—
Les Serres Vert Cannabis	Vert Mirabel	33.3%
Spot Therapeutics Inc.	Spot	—
Vert Cannabis Inc.	Vert Cannabis	—
2344823 Ontario Inc. d/b/a Bodystream	Bodystream	—
Apollo Applied Research Inc. and Apollo CRO Inc.	together “Apollo”	—
Mettrum Hempworks Inc.	Mettrum Hempworks	—
Groupe H.E.M.P.CA	Group H.E.M.P.	25%
Spectrum Health Corp. (formerly Mettrum Health Corp.)	Spectrum Health	—
10252832 Canada Inc	Edmonton	—
9388036 Canada Inc.	9388036 Canada	—
10663824 Canada Inc.	Alberta	—
80694 Newfoundand and Labrador Inc.	Newfoundland	—
Spektrum Cannabis GmbH	Spektrum Cannabis	—
Canopy LATAM Corporation	LATAM	—
Spectrum Chile SpA	Spectrum Chile	15%
Grow House JA Limited	Tweed JA	51%
Spectrum Cannabis Denmark Aps	Spectrum Cannabis Denmark	—
Spectrum Polska Sp	Spectrum Polska	—
Spectrum Cannabis Australia PTY Ltd.	Spectrum Australia	—
Spectrum Cannabis Italia srl	Spectrum Italy	—
Canopy Rivers Corporation	Canopy Rivers	68.5%

Refer to Note 14 for additional information on subsidiaries of the Company with non-controlling interests.

Business combinations

Acquisitions of subsidiaries and businesses are accounted for using the acquisition method. The Company measures goodwill as the fair value of the consideration transferred, including the recognized amount of any non-controlling interest in the acquiree, less the net recognized amount of the identifiable assets and liabilities assumed, all measured as of the acquisition date. Any excess of the fair value of the net assets acquired over the assumed consideration paid is a gain on business acquisition and is recognized as a gain in the Statement of Operations. The Company elects on a transaction-by-transaction basis whether to measure non-controlling interest at its fair value or at its proportionate share of the recognized amount of the identifiable net assets, at the acquisition date.

Transaction costs, other than those associated with the issue of debt or equity securities, that the Company incurs in connection with a business combination are expensed as incurred.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

2.	BASIS OF PRESENTATION (CONTINUED)

Joint operations

A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets, and obligations for the liabilities, related to the arrangement. Joint control is the contractually agreed sharing of control of an arrangement which exists only when decisions about the relevant activities require unanimous consent of parties sharing control. The Company recognizes only its assets, liabilities and share of the results of operations of the joint operation. The assets, liabilities and results of joint operations are included within the respective line items of the Consolidated Statements of Financial Position, Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income (Loss), Consolidated Statements of Changes in Shareholders Equity and Consolidated Statements of Cash Flows.

Refer to Note 13 for additional information on the Company’s joint operation.

Investments in associates

Associates are entities over which the Company exercises significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee but without control or joint control over those policies. The Company accounts for associates using the equity method of accounting. Interests in associates accounted for using the equity method are initially recognized at cost. Subsequent to initial recognition, the carrying value of the Company’s interest in an associate is adjusted for the Company’s share of comprehensive income and distributions of the investee. The carrying value of associates is assessed for impairment at each balance sheet date.

Refer to Note 15 for additional information on associates of the Company.

Basis of measurement

These consolidated financial statements have been prepared in Canadian dollars on a historical cost basis except for biological assets, assets classified as held for sale, available for sale investments, other long-term liabilities and derivatives, which are measured at fair value. Historical cost is generally based upon the fair value of the consideration given in exchange for assets.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether the price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

Fair value measurements are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

Level 1 - valuation based on quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - valuation techniques based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

Level 3 - valuation techniques using inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist.

Further information on fair value measurements is available in Notes 5, 10(c) and 28.

Classification of expenses

The expenses within the statements of operations and comprehensive income (loss) are presented by function. Refer to Note 22 for details of expenses by nature.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

3.	SIGNIFICANT ACCOUNTING POLICIES

(a) Foreign currency translation

All figures presented in the consolidated financial statements and tabular disclosures to the consolidated financial statements are reflected in Canadian dollars, which is the functional currency of the Company.

Foreign currency transactions are translated into Canadian dollars at exchange rates in effect on the date of the transactions. Monetary assets and liabilities denominated in foreign currencies at the statement of financial position date are translated to Canadian dollars at the foreign exchange rate applicable at that date. Realized and unrealized exchange gains and losses are recognized through profit or loss.

Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising from the acquisition, are translated in Canadian dollars at year-end exchange rates. Income and expenses, and cash flows of foreign operations are translated into Canadian dollars using average exchange rates. Exchange differences resulting from translating foreign operations are recognized in other comprehensive income and accumulated in equity.

(b) Biological assets

The Company’s biological assets consist of cannabis plants. With the exception of depreciation, which is directly expensed in the period and presented separately in the Consolidated Statement of Operations, the Company capitalizes the direct and indirect costs incurred related to the biological transformation of the biological assets between the point of initial recognition and the point of harvest. The Company then measures the biological assets at fair value less cost to sell up to the point of harvest, which becomes the basis for the cost of finished goods inventories after harvest. The net unrealized gains or losses arising from changes in fair value less cost to sell during the year are included in the results of operations of the related year. Seeds are measured at fair value.

(c) Inventory

Inventories of harvested work-in-process and finished goods are valued at the lower of cost and net realizable value. Inventories of harvested cannabis are transferred from biological assets at their fair value at harvest, which becomes the initial deemed cost. Any subsequent post-harvest costs are capitalized to inventory to the extent that cost is less than net realizable value. Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Inventories for resale and supplies and consumables are valued at the lower of costs and net realizable value, with cost determined using the average cost basis.

(d) Property, plant and equipment

Property, plant and equipment is measured at cost less accumulated depreciation and impairment losses. Depreciation is provided on a straight-line basis over the following terms:

Computer equipment	2-3 years
Office/lab equipment	3-5 years
Furniture and fixtures	3-10 years
Warehouse equipment	5-15 years
Production equipment	3-30 years
Leasehold improvements	3-20 years
Building and improvements	20-40 years
Greenhouse and improvements	20-25 years

An asset’s residual value, useful life and depreciation method are reviewed during each financial year and adjusted if appropriate. When parts of an item of equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Gains and losses on disposal of an item are determined by comparing the proceeds from disposal with the carrying amount of the item and recognized in profit or loss.

Assets under capital lease are amortized according to their asset category.

Assets in process are transferred to the appropriate asset class when available for use and depreciation of the assets commences at that point.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

3.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e) Finite-lived and indefinite-lived intangible assets

Finite-lived intangible assets are recorded at cost less accumulated amortization and accumulated impairment losses. Amortization is provided on a straight-line basis over the following terms:

Domain name	5 years
Health Canada licenses	Useful life of facility or lease term
Distribution channel	5 years
Import license	4 years
Software	3 years

The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

Intangible assets with indefinite useful lives are comprised of acquired product rights and brand name which are carried at cost less accumulated impairment losses.

(f) Impairment of long-lived assets

Long-lived assets, including property, plant and equipment and intangible assets are reviewed for impairment at each statement of financial position date or whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds its recoverable amount. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the cash-generating unit, or “CGU”). The recoverable amount of an asset or a CGU is the higher of its fair value, less costs to sell, and its value in use. If the carrying amount of an asset exceeds its recoverable amount, an impairment charge is recognized immediately in profit or loss equal to the amount by which the carrying amount exceeds the recoverable amount. Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the lesser of the revised estimate of recoverable amount, and the carrying amount that would have been recorded had no impairment loss been recognized previously.

(g) Goodwill

Goodwill represents the excess of the price paid for the acquisition of an entity over the fair value of the net identifiable tangible and intangible assets and liabilities acquired. Goodwill is allocated to the CGU or CGUs to which it relates. Currently, the Company has one reportable segment. The Company has determined that the goodwill associated with all acquisitions belongs to this segment as this is the lowest level at which management monitors goodwill.

Goodwill is measured at historical cost and is evaluated for impairment annually in the fourth quarter or more often if events or circumstances indicate there may be an impairment. CGUs have been grouped for purposes of impairment testing. Impairment is determined for goodwill by assessing if the carrying value of CGUs, including goodwill, exceeds its recoverable amount determined as the greater of the estimated fair value less costs to sell and the value in use. Impairment losses recognized in respect of the CGUs are first allocated to the carrying value of goodwill and any excess is allocated to the carrying amount of assets in the CGUs. Any goodwill impairment is recorded in income in the period in which the impairment is identified. Impairment losses on goodwill are not subsequently reversed.

(h) Leased assets

The Company leases some items of property, plant and equipment. A lease of property, plant and equipment is classified as a capital lease if it transfers substantially all the risks and rewards incidental to ownership to the Company. A lease of property, plant and equipment is classified as an operating lease whenever the terms of the lease do not transfer substantially all of the risks and rewards of ownership to the lessee. Lease payments are recognized as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which the economic benefits are consumed.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

3.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(i) Assets held for sale

Assets and liabilities held for disposal are no longer depreciated and are presented separately in the statement of financial position at the lower of their carrying amount and fair value less costs to sell. An asset is regarded as held for sale if its carrying amount will be recovered principally through a sale transaction, rather than through continuing use. For this to be the case, the asset must be available for immediate sale and its sale must be highly probable.

(j) Revenue recognition

Revenue is recognized at the fair value of consideration received or receivable. Revenue from the sale of goods is recognized when all the following conditions have been satisfied:

•	the Company has transferred to the buyer the significant risks and rewards of ownership of the goods;

•	the Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•	the amount of revenue can be measured reliably;

•	it is probable that the economic benefits associated with the transaction will flow to the entity; and

•	the costs incurred or to be incurred in respect of the transaction can be measured reliably.

(k) Research and development

Research costs are expensed as incurred. Development expenditures are capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development to use or sell the asset. Other development expenditures are recognized in profit or loss as incurred.

(l) Income taxes

The Company uses the liability method to account for income taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities for accounting purposes, and their respective tax bases. Deferred income tax assets and liabilities are measured using tax rates that have been enacted or substantively enacted applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in statutory tax rates is recognized in profit or loss in the year of change. Deferred income tax assets are recorded when their recoverability is considered probable and are reviewed at the end of each reporting period.

(m) Share-based compensation

The Company measures equity settled share-based payments based on their fair value at the grant date and recognizes compensation expense over the vesting period based on the Company’s estimate of equity instruments that will eventually vest. Expected forfeitures are estimated at the date of grant and subsequently adjusted if further information indicates actual forfeitures may vary from the original estimate. The impact of the revision of the original estimate is recognized in profit or loss such that the cumulative expense reflects the revised estimate. For share based payments granted to non-employees the compensation expense is measured at the fair value of the good and services received except where the fair value cannot be estimated in which case it is measured at the fair value of the equity instruments granted. The fair value of share-based compensation to non-employees is periodically re-measured until counterparty performance is complete, and any change therein is recognized over the period and in the same manner as if the Company had paid cash instead of paying with or using equity instruments. Consideration paid by employees or non-employees on the exercise of stock options is recorded as share capital and the related share-based compensation is transferred from share-based reserve to share capital.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

3.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(n) Earnings (loss) per share

The Company presents basic and diluted earnings (loss) per share data for its common shares. Basic earnings (loss) per share is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding, adjusted for the effects of all dilutive potential common shares, which comprise warrants and share options issued.

(o) Financial instruments

Financial assets

The Company initially recognizes financial assets at fair value on the date that they are originated. All financial assets (including assets designated at fair value through profit or loss, “FVTPL”) are recognized initially on the date at which the Company becomes a party to the contractual provisions of the instrument. The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained by the Company is recognized as a separate asset or liability.

The Company classifies its financial assets as financial assets at FVTPL, available for sale (“AFS”) financial assets or loans and receivables. A financial asset is classified at FVTPL if it is classified as held for trading or is designated as such upon initial recognition. Financial assets are designated at FVTPL if the Company manages such investments and makes purchase and sale decisions based on their fair value in accordance with the Company’s documented risk management or investment strategy. Financial assets at FVTPL are measured at fair value, and changes therein are recognized in profit or loss.

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognized initially at fair value. Subsequent to initial recognition loans and receivables are measured at amortized cost using the effective interest method, less any impairment losses.

AFS financial assets are non-derivatives that are either designated as AFS or are not classified as loans and receivables or financial assets at FVTPL. AFS financial assets are stated at fair value at the end of each reporting period. The fair value is determined in the manner described in Note 28. Changes in the carrying amount of AFS monetary financial assets relating to changes in foreign currency rates, interest income calculated using the effective interest method and dividends on AFS equity investments are recognized in profit or loss. Other changes in the carrying amount of AFS financial assets are recognized in other comprehensive income (“OCI”). When the investment is disposed of or is determined to be impaired, the cumulative gain or loss previously accumulated in OCI is reclassified to profit or loss. AFS equity investments that do not have a quoted market price in an active market and whose fair value cannot be reliably measured are measured at cost less any identified impairment losses at the end of each reporting period.

Financial liabilities

The Company initially recognizes financial liabilities at fair value on the date that they are originated. All financial liabilities (including liabilities designated at FVTPL) are recognized initially on the date at which the Company becomes a party to the contractual provisions of the instrument. The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire.

The Company classifies its financial liabilities as either financial liabilities at FVTPL or other liabilities. Subsequent to initial recognition other liabilities are measured at amortized cost using the effective interest method. Financial liabilities at fair value are stated at fair value with changes being recognized in profit or loss.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

3.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(o) Financial instruments (continued)

Classification of financial instruments

The Company classifies its financial assets and liabilities depending on the purpose for which the financial instruments were acquired, their characteristics, and management intent as outlined below:

Classification
Cash and cash equivalents	FVTPL
Accounts receivable	Loans and receivable
Restricted investments	Loans and receivable
Other financial assets	Available for sale financial assets, Loans and
receivables and FVTPL
Accounts payable and accrued liabilities	Other liabilities
Long-term debt	Other liabilities
BC Tweed and Vert Mirabel put liability	FVTPL
Acquisition consideration related liabilities	FVTPL

Effective interest method

The effective interest method is a method of calculating the amortized cost of a financial instrument and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

Transaction costs

Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at FVTPL) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at FVTPL are recognized immediately in profit or loss.

Impairment of financial assets

Financial assets, other than those classified at FVTPL, are assessed for indicators of impairment at the end of the reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

(p) Critical judgments in applying accounting policies

The following are the critical judgments, apart from those involving estimations (refer to (q) below), that have the most significant effect on the amounts recognized in the financial statements.

Business combinations

Judgment is used in determining whether an acquisition is a business combination or an asset acquisition. Judgement is also required to assess whether the amounts paid on achievement of milestones represents contingent consideration or compensation for post-acquisition services. Judgment is also required to assess whether contingent consideration should be classified as equity or a liability. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as a liability is remeasured at subsequent reporting dates in accordance with IAS 39, or IAS 37 Provisions, Contingent Liabilities and Contingent Assets, as appropriate, with the corresponding gain or loss being recognized in profit or loss.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

3.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(p) Critical judgments in applying accounting policies (continued)

Control, joint control or level of influence

When determining the appropriate basis of accounting for the Company’s interests in affiliates, the Company makes judgments about the degree of influence that it exerts directly or through an arrangement over the investees’ relevant activities. Information about these judgments is included in Note 12,15 and 16.

Accounting for joint operation

Judgment was used to determine whether the joint venture agreement described in Note 13 should be accounted for as a joint operation or a joint venture. Given the Company has rights to substantially all the economic benefits of the arrangement, through its obligation to purchase all of the output of BC Tweed, and also has an obligation for the liabilities of the arrangement the Company has concluded it will be accounted for as a joint operation. The Company will recognize its share of assets and liabilities and revenue and expenses in its consolidated financial statements on the basis of the Company’s proportionate share of BC Tweed’s output, being 100%.

(q) Critical accounting estimates

The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Biological assets and inventory

In calculating the value of the biological assets and inventory, management is required to make a number of estimates, including estimating the stage of growth of the cannabis up to the point of harvest, harvesting costs, selling costs, average or expected selling prices and list prices, expected yields for the cannabis plants, and oil conversion factors. In calculating final inventory values, management compares the inventory cost to estimated net realizable value. Further information on estimates used in determining the fair value of biological assets is contained in Note 5.

Estimated useful lives and depreciation and amortization of property, plant and equipment and intangible assets

Depreciation and amortization of property, plant and equipment and intangible assets are dependent upon estimates of useful lives, which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.

Share-based compensation

In calculating the share-based compensation expense, key estimates such as the rate of forfeiture of options granted, the expected life of the option, the volatility of the Company’s stock price and the risk free interest rate are used. To calculate the share-based compensation expense related to key employee performance milestones associated with the terms of an acquisition, the Company must estimate the number of shares that will be earned and when they will be issued based on estimated discounted probabilities.

Fair value measurements

Certain of the Company’s assets and liabilities are measured at fair value. In estimating fair value the Company uses market-observable data to the extent it is available. In certain cases where Level 1 inputs are not available the Company will engage third party qualified valuers to perform the valuation.

Information about the valuation techniques and inputs used in determining the fair value of biological assets is disclosed in Note 5, the retained interest in Agripharm in Note 10(c) and financial assets and liabilities in Note 28.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

3.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(r) New and revised IFRS in issue but not yet effective

IFRS 15 Revenue from Contracts with Customers

IFRS 15 was issued by the IASB in May 2014 and specifies how and when revenue should be recognized based on a five-step model, which is applied to all contracts with customers. On April 12, 2016, the IASB published final clarifications to IFRS 15 with respect to identifying performance obligations, principal versus agent considerations, and licensing. The Company will adopt IFRS 15 effective April 1, 2018. The Company is currently completing its assessment of the impact of this new standard.

IFRS 9 Financial Instruments (“IFRS 9”)

IFRS 9 was issued by the IASB in November 2009 and October 2010 and will replace IAS 39. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Financial liabilities are classified in a similar manner as under IAS 39. The Company will adopt IFRS 9 effective April 1, 2018. The Company is currently completing its assessment of the impact of this new standard.

IFRS 16 Leases (“IFRS 16”)

IFRS 16 was issued by the IASB in January 2016 and specifies the requirements to recognize, measure, present and disclose leases. IFRS 16 is effective for the Company for its annual period ending March 31, 2020 with early adoption permitted. The Company is continuing to assess the impact of this new standard on its financial position and financial performance.

4.	AMOUNTS RECEIVABLE

Amounts receivable was comprised of:

	March 31,	March 31,
	2018	2017
Accounts receivable	$5,863	$2,794
Commodity tax receivable	15,262	2,769
Interest receivable	300	252

Total amounts receivable	$21,425	$5,815

5.	BIOLOGICAL ASSETS

The Company’s biological assets consists of seeds and cannabis plants. The continuity of biological assets for the years ended March 31, 2018 and 2017 was as follows:

	March 31,	March 31,
	2018	2017
Balance, beginning of year	$14,725	$5,321
Purchases of seeds	271	70
Acquired biological assets	—	1,691
Disposed biological assets due to disposal of consolidated entity (Note 10(c))	(1,430)	—
Unrealized gain on changes in fair value of biological assets	100,302	49,090
Increase in biological assets due to capitalized costs	17,309	11,983
Transferred to inventory upon harvest	(114,829)	(53,430)

Balance, end of year	$16,348	$14,725

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

5.	BIOLOGICAL ASSETS (CONTINUED)

Biological assets are valued in accordance with IAS 41 and are presented at their fair values less costs to sell up to the point of harvest. The Company’s biological assets are primarily cannabis plants, and because there is no actively traded commodity market for plants or dried product, the valuation of these biological assets is obtained using valuation techniques where the inputs are based upon unobservable market data (Level 3).

The valuation of biological assets is based on a market approach where fair value at the point of harvest is estimated based on selling prices less the costs to sell at harvest. For in process biological assets, the fair value at point of harvest is adjusted based on the stage of growth. As at March 31, 2018, on average, the biological assets were 12% complete as to the next expected harvest date, compared to a 43% average stage of completion as at March 31, 2017.

The significant unobservable inputs and their range of values are noted in the table below:

Unobservable Inputs	Range	Sensitivity
Estimated Yield per Plant – varies by strain and is obtained through historical growing results (trailing 6-months moving average) or grower estimate if historical results are not available.	25 grams/plant to 400 grams/plant	A slight increase in the estimated yield per plant would result in a significant increase in fair value, and vice versa.

Listed Selling Price of Dry Cannabis – varies by strain and is obtained through listed selling prices or estimated selling prices if historical results are not available.	$6 to $12/gram	A slight increase in the estimated selling price per strain would result in a significant increase in fair value, and vice versa.

6.	INVENTORY

Inventory was comprised of the following items:

	March 31,	March 31,
	2018	2017
Dry Cannabis
Finished goods	$14,114	$2,478
Work-in-process	51,309	33,418

	65,423	35,896
Cannabis Oils
Finished goods	9,624	2,085
Work-in-process	20,574	5,492

	30,198	7,577
Capsules - Finished goods	2,705	—
Seeds - Finished goods	63	74

	2,768	74

	98,389	43,547
Product for resale (vaporizers and other)	571	1,017
Supplies and consumables	2,647	1,417

	$101,607	$45,981

Inventories expensed during the year ended March 31, 2018, was $92,683 (year ended March 31, 2017 - $39,210).

The fair value changes in biological assets included in inventory sold and other inventory charges of $66,268 consists of fair value changes in biological assets included in inventory sold of $40,509 and other inventory charges of $25,759. Included in other inventory charges is a net realizable value adjustment for anticipated price changes of $8,431 and inventory write-offs of $7,903.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

7.	PREPAID EXPENSES AND OTHER ASSETS

The Company’s prepaid expenses and other assets consists of the following:

	March 31, 2018	March 31, 2017
Prepaid packaging	$8,774	$—
Prepaid expenses	7,358	2,934
Prepaid deposits	842	—
Restricted short-term investments	664	550
Other assets	2,199	801

	$19,837	$4,285

Other long-term assets of $8,340 includes deposits on property, plant and equipment amounting to $6,487 and a lease payment of $1,853 which is being amortized over the term of the lease.

8.	ASSETS CLASSIFIED AS HELD FOR SALE

The assets classified as held for sale represented a non-strategic facility that was sold on September 13, 2017, for $7,000 which equated to its carrying amount after adjusting for the deferred tax liability of $820. The Company has agreed to provide transitional services to the purchaser and has entered into a three-year supply agreement to provide medical cannabis and cannabis extracts to the purchaser.

9.	PROPERTY, PLANT AND EQUIPMENT

A continuity of property, plant and equipment for the year ended March 31, 2018 is as follows:

COST

	Balance at			Disposal of		Balance at
	April 1,		Additions from	consolidated	Transfers/	March 31,
	2017	Additions	acquisitions	entity	disposals	2018
Computer equipment	$4,181	$1,219	$—	$(101)	$942	$6,241
Office/lab equipment	831	626	—	(16)	279	1,720
Furniture and fixtures	875	348	109	—	49	1,381
Production equipment	11,132	4,511	468	(2,619)	15,272	28,764
Leasehold improvements	17,155	338	—	—	4,989	22,482
Building and improvements	43,449	3,799	—	(5,066)	25,331	67,513
Greenhouse and improvements	3,528	106	—	—	461	4,095
Land and improvements	2,397	5,728	345	—	—	8,470
Warehouse equipment	—	138	—	—	29	167
Assets in process	19,302	201,509	5,164	—	(48,977)	176,998

Total	$102,850	$218,322	$6,086	$(7,802)	$(1,625)	$317,831

ACCUMULATED DEPRECIATION

	Balance at		Disposal of		Balance at
	April 1,		consolidated	Transfers/	March 31,
	2017	Depreciation	entity	disposals	2018
Computer equipment	$889	$1,043	$(31)	$(1)	$1,900
Office/lab equipment	82	404	(5)	(2)	479
Furniture and fixtures	82	137	—	(1)	218
Production equipment	1,038	2,539	(587)	(260)	2,730
Leasehold improvements	1,930	1,510	—	12	3,452
Building and improvements	2,182	2,920	(217)	(64)	4,821
Greenhouse and improvements	358	155	—	—	513
Land and improvements	19	11	—	—	30
Warehouse equipment	—	6	—	—	6

Total	6,580	8,725	(840)	(316)	14,149

Net book value	$96,270				$303,682

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

9.	PROPERTY, PLANT AND EQUIPMENT (CONTINUED)

During the year ended March 31, 2018, the assets in process additions were $201,509 of which $71,155, $64,813, and $43,847 related to the expansion or growing operations at both BC locations, Smiths Falls Ontario, and Niagara-on-the-Lake, respectively. The remaining $21,694 was for ongoing projects at the Company’s other subsidiaries.

On September 7, 2017, the Company acquired the parcel of land including an operational greenhouse adjacent to its current greenhouse facility in Niagara-on-the Lake. The purchase price of $8,865 was partially settled through the payment on closing of $6,000 cash and the issuance of 111,366 common shares with a value of $1,003. The balance will be paid through the issuance of common shares to a value of $2,000 calculated at the 5-day volume weighted average price (“VWAP”) on the earlier of the completion of the facility’s renovation and September 7, 2018. The value to be paid was discounted to arrive at the initial present value of the obligation of $1,862. The Company also capitalized $71 of acquisition costs. The newly acquired greenhouse is undergoing improvements and is recorded in assets in process.

A continuity of property, plant and equipment for the year ended March 31, 2017 is as follows:

COST

	Balance at April 1,		Additions from	Transfers/	Balance at March 31,
	2016	Additions	acquisitions	disposals	2017
Computer equipment	$958	$886	$313	$2,024	$4,181
Office/lab equipment	935	536	408	(1,048)	831
Furniture and fixtures	2,428	1,343	26	(2,922)	875
Production equipment	1,543	1,668	3,789	4,132	11,132
Leasehold improvements	37,620	2,972	229	(23,666)	17,155
Building and improvements	136	6,551	12,449	24,313	43,449
Greenhouse and improvements	2,951	—	—	577	3,528
Land and improvements	723	420	1,000	254	2,397
Warehouse equipment	—	—	—	—	—
Assets in process	403	18,771	5,138	(5,010)	19,302

Total	47,697	33,147	23,352	(1,346)	102,850

ACCUMULATED DEPRECIATION

	Balance at			Balance at
	April 1,		Transfers/	March 31,
	2016	Depreciation	disposals	2017
Computer equipment	$255	$516	$118	$889
Office/lab equipment	157	266	(341)	82
Furniture and fixtures	223	356	(497)	82
Production equipment	139	279	620	1,038
Leasehold improvements	1,714	2,455	(2,239)	1,930
Building and improvements	14	156	2,012	2,182
Greenhouse and improvements	211	118	29	358
Land and improvements	—	—	19	19
Warehouse equipment	—	—	—	—

Total	2,713	4,146	(279)	6,580

Net book value	$44,984			$96,270

The $23,666 cost adjustment from leasehold improvements is largely due to improvements which were made to the facility in Smiths Falls Ontario which were transferred to building and improvements upon acquisition on January 13, 2017. On January 13, 2017, the Company acquired the 472,000 square foot property at 1 Hershey Drive that currently houses Canopy Growth’s headquarters and the Tweed production facilities for $7,163, including transaction costs of $179, from Tweed Hershey Drive Inc. (“Tweed Hershey”). Tweed Hershey was related through common ownership (the Company’s CEO and Chairman is a significant shareholder of Tweed Hershey). The purchase price was partially settled with the issuance of 94,397 of the Company’s common shares with a value of $858 and the rent deposit of $450. The shares were subject to a 4-month lockup. The remainder was paid in cash on closing. The portion of the facility that is not currently being used by the Company has been recorded in assets in process.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

9.	PROPERTY, PLANT AND EQUIPMENT (CONTINUED)

Of the $1,346 net cost disposals/adjustments, $632 was transferred to intangibles as these amounts were composed of software. Refer to Note 11.

During the year ended March 31, 2017, the assets in process additions were $18,771 of which $15,997 related principally to the expansion or growing operations at Tweed in Smiths Falls Ontario.

10.	ACQUISTIONS AND DISPOSALS

(a) Acquisitions completed in Fiscal 2018

The following table summarizes the balance sheet impact on the acquisition date of the Company’s business combinations that occurred in the period ended March 31, 2018:

	Tweed Grasslands	Tweed JA	Odense	Vert Mirabel	Other acquisitions
	(i)	(ii)	(iii)	(iv)	(v)
Cash and cash equivalents	$59	$125	$—	$—	$7
Amounts receivable	16	—	—	—	14
Subscription receivable	—	3,669	—	—	—
Inventory	—	—	173	—	—
Prepaids and other assets	6	—	—	—	107
Property, plant and equipment	1,446	182	3,990	—	468
Goodwill	29,736	1,835	—	5,625	1,562
Accounts payable and accrued liabilities	(336)	(29)	—	—	(143)
Deferred tax liability	—	—	(297)	—	—

Net assets	30,927	5,782	3,866	5,625	2,015
Non-controlling interests	—	(2,013)	—	(2,839)	—

Net assets acquired	$30,927	$3,769	$3,866	$2,786	$2,015

Consideration paid in cash	$450	$100	$3,228	$—	$166
Consideration paid in shares	6,381	—	—	—	1,850
Future cash consideration	—	3,669	—	—	—
Other consideration	2,382	—	—	3,750	—
Contingent consideration	21,714	—	—	—	—

Total consideration	$30,927	$3,769	$3,228	$3,750	$2,016

Consideration paid in cash	$(450)	$(100)	$(3,228)	$—	$(166)
Less: Cash and cash equivalents acquired	59	125	—	—	7

Net cash (outflow) inflow	$(391)	$25	$(3,228)	$—	$(159)

Acquisition-related costs expensed	$302	$24	$33	$54	$213

Goodwill arose in these acquisitions because the cost of acquisition included a control premium. In addition, the consideration paid for the combination reflected the benefit of expected revenue growth and future market development. These benefits were not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets. None of the goodwill arising on these acquisitions are expected to be deductible for tax purposes.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

10.	ACQUISTIONS AND DISPOSALS (CONTINUED)

(i) Tweed Grasslands Cannabis Inc. (formerly rTrees)

On May 1, 2017, the Company purchased 100% of the issued and outstanding shares of rTrees Producers Inc. (“rTrees”), a late-stage ACMPR applicant based in Yorkton, Saskatchewan. On June 30, 2017, rTrees changed its name to Tweed Grasslands Cannabis Inc (“Tweed Grasslands”).

The consideration for the transaction included 3,494,505 common shares issued to former shareholders of rTrees, of which 2,795,604 common shares were to be held in escrow and will be either released to the former shareholders of rTrees upon the satisfaction of certain specific license achievement, or released to the Company for cancellation. The 698,901 shares released on closing were recorded at an issue price of $9.13 per share for consideration of $6,381.

The shares being held in escrow were recorded as equity based contingent consideration. The achievement of milestones was assessed probabilities by management which were then discounted to present value in order to derive a fair value of the contingent consideration. In aggregate, the amount of contingent consideration is up to $25,524 with a fair value of $21,714 at the acquisition date. All the milestones were achieved in fiscal 2018 and the shares were released from escrow.

Other consideration included $1,079 of replacement options and $1,303 of replacement warrants. There was also an effective settlement of a note receivable of $450 for total consideration of $30,927.

For the year ended March 31, 2018, rTrees contributed a loss of $1,565.

(ii) Tweed JA

On September 6, 2017, the Company subscribed for 49% of the issued and outstanding shares of Grow House JA Limited (now operating as Tweed JA), for $3,769 payable in cash. Tweed JA is a Jamaican company that had received a provisional license to cultivate and sell medical cannabis. As of March 31, 2018, $2,000 of the subscription price has been advanced and the balance of the subscription price will be advanced based on funding milestones.

Through the shareholder agreement, the Company has rights that allow it to direct the relevant activities of Tweed JA such that the Company has control, and Tweed JA is consolidated in these financial statements. The non-controlling interest recognized at the acquisition date was recorded at its proportionate share of the identifiable net assets.

For the year ended March 31, 2018, Tweed JA contributed a loss of $391.

(iii) Spectrum Cannabis Denmark ApS and acquisition of Odense operation

On September 20, 2017, the Company formed Spectrum Cannabis Denmark ApS (“Spectrum Denmark”). Spectrum Denmark will produce, cultivate and distribute medical cannabis products in Denmark. Spectrum Denmark will also seek to establish operations in other jurisdictions in Europe where federally lawful and regulated. The Company owns 62% of the issued shares of Spectrum Denmark and Danish Cannabis ApS (“Danish Cannabis”) owns the remaining 38% of shares.

Upon achievement of defined milestones, Danish Cannabis has a right to exchange its shares in Spectrum Denmark for a maximum of 1,906,214 common shares of the Company. On issuance, the shares are subject to either a three or six month restriction on trading. If after 4 years, the defined milestones are not met then the Company will be entitled to purchase any remaining interest of Danish Cannabis in Spectrum Denmark for up to $6,000. The shares are being provided in exchange for the services that the principals of Danish Cannabis are providing to Spectrum Denmark and are being accounted for as share-based compensation expense. The fair value on the grant date of September 20, 2017, of $18,805 was estimated by discounting the quoted price of the shares to reflect the restriction on trading using a put option pricing model. The Company is amortizing the expense over the estimated vesting period. For the year ended March 31, 2018, the Company recorded $7,206 in share-based compensation related to these shares.

On December 5, 2017, Spectrum Denmark purchased a 40,000 square meter operating greenhouse facility in Odense, Denmark (“Odense”) from a liquidator for cash consideration of $3,228. This transaction was accounted for as a business combination and generated a bargain purchase gain of $ 638 which is included in Other income and expense. Excluding the impact of the bargain purchase gain for the year ended March 31, 2018, Odense contributed a loss of $1,772. The accounting for the acquisition of Odense was only provisionally determined at December 31, 2017. The Company has now completed its final assessment of the accounting for this transaction.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

10.	ACQUISTIONS AND DISPOSALS (CONTINUED)

(iv) Vert Mirabel

On December 18, 2017, the Company, Canopy Rivers and Les Serres Stephane Bertrand Inc. (“Bertrand”) formed a new company, Les Serres Vert Cannabis Inc. (“Vert Mirabel”). Bertrand was a large-scale greenhouse operator in Mirabel, Quebec. The Company owns 40.7%, Canopy Rivers 26% and Bertrand owns 33.3% of the common shares of Vert Mirabel. Vert Mirabel will lease from Bertrand its 700,000-square foot greenhouse which will be retrofitted for cannabis production. Vert Mirabel has an option to acquire the property for a term of ten years from the date Vert Mirabel receives its sales and cultivation license under ACMPR. The purchase price for acquiring the property is $20 million (this price will increase by 3% per year from the License Date with a minimum purchase price of $23 million if exercised within five years of signing this agreement).

The Company has the option to purchase from Bertrand its interest in Vert Mirabel and Bertrand has the option to sell its interest in Vert Mirabel to the Company in exchange for shares in the Company equal to the fair value of their interest in Vert Mirabel on the date of exercise. The call and put options are exercisable only on specific dates – the 5th and 10th anniversary of receiving the sales license, the 5th anniversary of the date the property is acquired and such earlier date, as the parties may mutually agree. The put option gives rise to a liability for the Company (“Vert Mirabel Put Liability”) and is recorded in the Statements of Operations in Other long-term liabilities and is subsequently measured at fair value with changes in fair value recorded in net income in the period in which they arise. On the acquisition date the fair value of the Vert Mirabel Put Liability was estimated to be $3,750 using a discounted cash flow approach by estimating the expected future cash flows and applying a discount rate to arrive at the present value of the put option’s strike price. On March 31, 2018 the Vert Mirabel Put Liability was estimated to be $4,850 and the increase of $1,100 was recorded in Other income and expense. For further information on valuation techniques and significant unobservable inputs used to estimate the fair value refer to Note 28.

Through its direct and indirect voting rights, the Company controls Vert Mirabel. The greenhouse operation transferred by Bertrand meets the definition of a business and will be accounted for as a business combination. The Vert Mirabel Put Liability represents the consideration paid by Canopy for acquiring control of this greenhouse operation. On this date Vert Mirabel had no identifiable assets or liabilities so the offset is to goodwill. The non-controlling interests recognized at acquisition date were recorded at their proportionate share of fair value. The difference between their proportionate share and the consideration paid of $964 was recorded in equity. Given the limited time between the acquisition and the end of the third quarter the accounting for the acquisition of Vert Mirabel was only provisionally determined as of December 31, 2017. The Company has now completed its final assessment of the accounting for this acquisition.

The Company has agreed to purchase from Vert Mirabel 100% of the cannabis produced for a fixed price during an initial term of two years and thereafter, for a price computed with reference to the market price and has also guaranteed a minimum level of income for Vert Mirabel under this agreement. The offtake agreement terminates upon acquisition of the property by Vert Mirabel. Upon termination of the offtake agreement, Vert Mirabel will agree to provide the Company with a right of first offer to the cannabis produced by Vert Mirabel.

Canopy Rivers has committed to contribute up to $15,000 in cash, in exchange for Class A Preferred Shares with cumulative preferred dividends at a rate of 18%. Of this amount, $750 was advanced on closing.

The Company will issue to Bertrand $2,750 of common stock in four equal tranches upon achievement of various milestones. These payments will be accounted for as share-based compensation expense. The fair value on the grant date of December 18, 2018, of $2,599 was estimated by discounting the value of the shares. The Company is amortizing the expense over the estimated vesting period. For the year ended March 31, 2018, the Company recorded $1,131 in share-based compensation related to these shares.

Excluding the increase in the Vert Mirabel Put Liability for the year ended March 31, 2018, Vert Mirabel contributed a loss of $1,411.

Acquisition related costs of $54 were recognized as an expense for the year ended March 31, 2018.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

10.	ACQUISTIONS AND DISPOSALS (CONTINUED)

(v) Other fiscal 2018 acquisitions

On August 28, 2017, the Company purchased 100% of the issued and outstanding shares of Spot Therapeutics Inc. (“Spot”), an ACMPR applicant based in Fredericton, New Brunswick. At closing, the Company issued 111,669 common shares to the shareholders of Spot which were recorded at an issue price of $8.90 per common share for consideration of $993. A second tranche payment which is estimated to be $907 will be satisfied by the issuance of additional common shares calculated using the VWAP for 20 days preceding satisfaction of tranche conditions. The payment is contingent on the performance of future services and the achievement of certain licensing and operational milestones. The second tranche payment will be treated as share-based compensation and the present value of $844 will be amortized rateably over the expected vesting period.

On January 24, 2018, the Company acquired certain assets, intellectual property, and assumed various lease contracts relating to Green Hemp Industries Ltd (“Green Hemp”), a veteran hemp farm operator based in Saskatchewan.

The consideration for the transaction included 24,577 common shares issued to Green Hemp. The 24,577 shares released on closing were recorded at an issue price of $34.87 per share for consideration of $857. Other consideration included a cash payment of $166 for total consideration of $1,023. A second tranche payment of 24,577 is contingent on the performance of future services and the achievement of certain milestones. This tranche will be treated as share-based compensation and the expense of $857 will be amortized rateably over the expected vesting period.

(b) Acquisitions completed in Fiscal 2017

The following table summarizes the balance sheet impact on the acquisition date of the Company’s business combinations that occurred in the period ended March 31, 2017:

	Mettrum (i)	MedCann GmbH (ii)	Other acquisitions (iii)
Cash and cash equivalents	$12,309	$—	$15
Amounts receivable	2,140	5	—
Biological assets	1,691	—	—
Inventory	5,022	137	—
Prepaids and other assets	1,184	102	24
Assets classified as held for sale	7,000	—	—
Property, plant and equipment	22,451	336	565
Intangible assets	131,009	784	12
Goodwill	207,081	9,209	4,024
Accounts payable and accrued liabilities	(5,663)	(107)	(115)
Debt	(3,576)	—	—
Other liabilities	(768)	—	—
Deferred tax liability	(29,546)	(60)	—

Net assets	350,334	10,406	4,525
Non-controlling interests	—	—	(19)

Net assets acquired	$350,334	$10,406	$4,506

Consideration paid in cash	$—	$—	$1,131
Consideration paid in shares	337,511	9,720	2,124
Other consideration	12,823	—	—
Contingent consideration	—	688	1,251

Total consideration	$350,334	$10,408	$4,506

Consideration paid in cash	$—	$—	$(1,131)
Less: Cash and cash equivalents acquired	12,309	—	15

Net cash (outflow) inflow	$12,309	$—	$(1,116)

Acquisition-related costs expensed	$5,190	$372	$163

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

10.	ACQUISTIONS AND DISPOSALS (CONTINUED)

(b) Acquisitions completed in Fiscal 2017 (continued)

Goodwill arose in these acquisitions because the cost of acquisition included a control premium. In addition, the consideration paid for the combination reflected the benefit of expected revenue growth and future market development, along with the assembled work force for Mettrum. These benefits were not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets. None of the goodwill arising on these acquisitions are expected to be deductible for tax purposes.

(i) Mettrum (renamed Spectrum Cannabis Canada)

On January 31, 2017, the Company purchased 100% of the issued and outstanding shares of Mettrum Ltd. (“Mettrum”), a producer and vendor of medical cannabis. Subsequent to year end, Mettrum Ltd. changed its name to Spectrum Cannabis Canada Ltd (“Spectrum Cannabis Canada”).

The transaction was accounted for as a business combination. The consideration for the transaction was 34,265,042 shares issued at a price of $9.85 per share which totaled $337,511, less cash acquired of $12,309. Other consideration included $11,663 of replacement stock options, other share based payments of $480 and an effective settlement of accounts receivable of $680 for total consideration of $350,334. Mettrum shares and replacement options were exchanged at a ratio of 0.7132 Mettrum shares to 1 Canopy Growth share.

Acquisition related costs of $5,190 were recognized as an expense in the year ended March 31, 2017, $1,000 of which was satisfied by issuing 83,822 common shares at $11.93 per share.

For the year ended March 31, 2017, Mettrum accounted for $4,053 in net loss since January 31, 2017. This amount included $2,659 of unrealized gain on changes in fair value of biological assets and revenues of $3,033.

Had the business combination been effected at April 1, 2016, management estimates that the revenue of the Company would have been $15,428 higher and the net loss after income taxes of the Company would have increased by $12,673 for the year ended March 31, 2017.

Additional purchase consideration included replacement options and other stock based compensation offered to employees and directors of Mettrum including amounts provided to employees who were former shareholders of Apollo and Bodystream (refer to Note 20(c)).

Prior to the acquisition of Mettrum, the Company had accounts receivable of $680 from Mettrum. As a result of the business combination the preexisting relationship is effectively settled. The Company has increased the consideration transferred to account for this effective settlement.

(ii) MedCann GmbH (renamed Spektrum Cannabis GmbH)

On December 12, 2016, the Company purchased 100% of the issued and outstanding shares of MedCann GmbH, a German-based pharmaceutical importer and distributor who has successfully placed Tweed-branded cannabis strains in German pharmacies. Subsequent to the acquisition, MedCann GmbH Pharma and Nutraceuticals changed its name to Spektrum Cannabis GmbH.

In connection with the acquisition of MedCann GmbH, the Company will issue up to 1,165,272 common shares to former shareholders of MedCann GmbH, of which 674,631 were released on closing for consideration of $6,746 and 490,641 common shares will be held in escrow and either (i) released to the former shareholders of Medcann GmbH upon the satisfaction of certain milestones, or (ii) released to the Company for cancellation.

The shares to be issued based on license achievements were accounted for as equity classified contingent consideration. Management assessed the probability and timing of achievement then discounted to present value using a put option pricing model in order to derive a fair value of the contingent consideration of $3,660. In aggregate, the amount of contingent consideration is up to $4,906 and the fair value was $3,660 at the acquisition date based on the expected timing of achievement. On November 23, 2017 the Company released 367,981 of the shares being held in escrow. As of March 31, 2018, 122,660 remain in escrow.

For the year ended March 31, 2017, MedCann GmbH accounted for $542 in net loss from December 12, 2016 to March 31, 2017, which included revenues of $35.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

10.	ACQUISTIONS AND DISPOSALS (CONTINUED)

(ii) MedCann GmbH (renamed Spektrum Cannabis GmbH) (continued)

Had the business combination been effected at April 1, 2016, management estimates that the revenue of the Company would have been $106 higher and the net loss after income taxes of the Company would have increased by $462 for the year ended March 31, 2017.

(iii) Other fiscal 2017 acquisitions

On November 1, 2016, the Company purchased 100% of the issued and outstanding shares of Vert Médical Inc. – Green Medical Inc., a Quebec-based company that began its application for federal government approval to produce medical cannabis in 2013. On acquisition, the entity was amalgamated as Vert Cannabis Inc. (“Vert”). In connection with the acquisition of Vert, the Company paid $498 and will issue up to 294,900 common shares to former shareholders of Vert, of which 58,978 were released on closing for consideration of $413 and 235,922 common shares were held in escrow and will be released to the former shareholders of Vert upon the satisfaction of certain milestones.

The shares to be issued based on license achievements were accounted for as equity classified contingent consideration. Management assessed the probability and timing of achievement and then discounted to present value using a put option pricing model. In aggregate, the amount of contingent consideration is up to $1,651 and the fair value was $1,251 at November 1, 2016. In January 2018, 147,453 shares were released from escrow. As of March 31, 2018, 88,469 remain in escrow.

On November 1, 2016, the Company purchased 75% of the issued and outstanding shares of Hemp.CA. Through the acquisition, the Company obtained a hemp production license and Hemp.CA brands and digital properties. In connection with the acquisition of Hemp.CA, the Company paid $595 and will issue up to 258,037 common shares to former shareholders of Hemp.CA, of which 129,021 were issued on closing and 129,016 common shares were to be held in escrow until April 1, 2017. The common shares held in escrow were discounted to present value and amounted to $808 at November 1, 2016. In total, the consideration for the transaction was $2,344 which included $338 in cash, $295 paid on March 30, 2017, $903 in common shares issued and $808 in common shares held in escrow. On April 1, 2017, the Company released the remaining 129,016 common shares held in escrow in relation to the Hemp.CA purchase.

The non-controlling interest (25% ownership interest in Hemp) recognized at acquisition date was recorded at their proportionate share of the identifiable net assets.

(c) Disposal of Consolidated Entity

Agripharm Corp. (“Agripharm’) holds the lease and a Health Canada license for a facility at Creemore, Ontario. Prior to December 1, 2017, Agripharm was a wholly-owned subsidiary of the Company. On December 1, 2017, the Company’s interest in Agripharm was diluted from 100% to 40% under an arrangement whereby Green House Holdings North America Inc. and National Concessions Group Inc. granted exclusive royalty-free licenses in Canada to certain proprietary technology, trademarks, genetics, know-how and other intellectual property to Agripharm in exchange for shares of Agripharm. At the same time, Agripharm entered into an agreement to sublicense these licenses to the Company, as permitted under the arrangement.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

10.	ACQUISTIONS AND DISPOSALS (CONTINUED)

(c) Disposal of Consolidated Entity (continued)

Following this transaction, the Company no longer controls Agripharm and the Company derecognized the assets and liabilities of Agripharm from its consolidated financial statements at their carrying amounts. Goodwill of $2,259 was allocated to Agripharm on the basis of the relative values of Agripharm on the date control was lost and the Company as a whole. The derecognized assets and liabilities on November 30, 2017, were as follows:

Cash and cash equivalents	$(17)
Amounts receivable	158
Inventory	21
Biological assets	1,430
Prepaids and other assets	451
Property, plant and equipment	6,962
Intangible assets	26,282
Goodwill	2,259
Accounts payable and accrued liabilities	(1,194)
Capital lease obligations	(1,073)
Deferred tax liability	(5,699)

Net assets disposed	$29,580

Fair value of retained interest	38,400

Gain on disposal of consolidated entity	$8,820

The gain calculated on the derecognition of Agripharm’s assets and liabilities is the difference between the carrying amounts of the derecognized assets and liabilities of Agripharm and the fair value of consideration received, being the fair value of the Company’s retained interest in Agripharm. The fair value of this interest was estimated to be $38,400 which was determined using a discounted cash flow approach. The most significant inputs to the fair value measurement are the discount rate, expectations about future prices and capacity of the facility.

Through its ownership and other rights, the Company continues to have significant influence over Agripharm and will account for its retained interest in Agripharm using the equity method of accounting. The investment will initially be recognized at its fair value and adjusted thereafter to recognize the Company’s share of net income or loss and other comprehensive income. Transaction costs of $311 have been included in the carrying value of the investment. The Company will record its share of net income or loss one quarter in arrears with adjustments for any significant transactions. To the extent that there are differences between the fair value of the assets and liabilities of Agripharm and the book value of these assets and liabilities that would impact earnings the Company has accounted for these differences in its equity earnings in the investee.

The Company also entered into an agreement with Agripharm whereby Agripharm has committed to sell up to 100% of the output produced by Agripharm to the Company, subject to the right of Agripharm to sell up to 25% of its products directly in its own physical brick-and-mortar retail locations, if permitted by applicable law. The price to be paid is cost plus a percentage of profit margin.

Contemporaneously with entering into the above agreement, Canopy Rivers committed to advance up to $20,000 to Agripharm under a repayable debenture and royalty agreement. Under the repayable debenture and royalty agreement, Canopy Rivers will receive a royalty for a term of 20 years. The repayable debenture and royalty is being accounted for as one instrument and is classified as loans and receivables and is being measured at amortized cost. To date, $3,000 has been advanced under the royalty agreement and $nil advanced under the repayable debenture.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

10.	ACQUISTIONS AND DISPOSALS (CONTINUED)

(c) Disposal of Consolidated Entity (continued)

As part of the consideration for entering into the repayable debenture and royalty agreement, Canopy Rivers also received a warrant to acquire 4% of Agripharm for $5,000. The warrant expires the later of November 16, 2020, or two years after Agripharm becomes a public company. The warrant represents a derivative financial instrument that is initially measured at fair value and subsequently measured to its fair value at the end of each reporting period, with changes in fair value recorded through profit or loss. On initial recognition the fair value of the warrant was estimated as $586 using a Black-Scholes model. The fair value of the warrant was recorded as a reduction to the $3,000 receivable under the royalty agreement which resulted in the residual amount of $2,414 being allocated to the royalty receivable. Estimated future cash flows to be received under the repayable debenture and royalty agreement will be discounted back to the amounts advanced to Agripharm by Canopy Rivers, net of the warrant received, at the effective interest rate. Amounts received by Agripharm will be allocated to reduce the principal amount owing and interest payments based on the effective interest rate. Estimated future cash flows will be updated at each reporting date based on the most recent information available.

11.	INTANGIBLE ASSETS AND GOODWILL

A continuity of the intangible assets for the year ended March 31, 2018 is as follows:

COST

	Balance at April 1, 2017	Additions	Additions from acquisitions	Disposals/ adjustments	Exchange differences	Balance at March 31, 2018
Health Canada licenses	$92,200	$—	$—	$(27,600)	$—	$64,600
Distribution channel	38,900	—	—	—	—	38,900
Product rights	28,000	—	—	(28,000)	—	—
Brand	3,410	—	2,632	—	—	6,042
Import license	795	—	—	—	46	841
Software	1,197	117	—	143	(2)	1,455
Domain name	54	—	—	—	—	54
Intangibles in process	92	1,646	600	(194)	—	2,144
Internally generated intangibles in process	—	326	—	—	—	326

Total	$164,648	$2,089	$3,232	$(55,651)	$44	$114,362

ACCUMULATED AMORTIZATION

	Balance at April 1, 2017	Amortization	Disposals/ adjustments	Exchange differences	Balance at March 31, 2018
Health Canada licenses	$985	$2,957	$(1,318)	$—	$2,624
Distribution channel	1,000	8,077	—	—	9,077
Import license	57	155	—	7	219
Software	305	557	—	1	863
Domain name	38	15	—	—	53

Total	2,385	11,761	(1,318)	8	12,836

Net book value	$162,263				$101,526

A significant disposal of intangible assets in the period related to the disposal of Agripharm which resulted in a net derecognition of the related Health Canada License of $26,282. Refer to Note 10 (c).

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

11.	INTANGIBLE ASSETS AND GOODWILL (CONTINUED)

The product rights were acquired as part of the acquisition of Bedrocan Canada Inc. that was completed in August 2015. On July 14, 2017 Bedrocan Canada Inc., a wholly owned subsidiary of the Company, commenced arbitration proceedings against Bedrocan International BV (“Bedrocan International”) seeking performance of Bedrocan International’s contractual obligations under the licensing and distribution agreement between the parties. During the fourth quarter of fiscal 2018 the Company initiated settlement negotiations with Bedrocan International which would include the orderly termination of the licensing and distribution agreement. As a result of these developments management has estimated that the recoverable amount for these product rights would be minimal and an impairment loss of $28,000 has been recognized in the Consolidated Statements of Operations within Other Income.

On February 7, 2018, the Company acquired a brand, certain technology, and lab equipment in exchange for the issuance of 117,253 common shares with a value of $3,239. The Company capitalized $43 of acquisition costs related to this transaction. Lab equipment of $50 was recorded to property plant, and equipment with the remaining $3,232 recorded to intangible assets. Under the terms of the transaction, the sellers will receive additional shares up to a value of $1,065 if certain milestones are met. This variable consideration will be recorded if and when these milestones are achieved. On closing of the transaction the sellers entered in to consulting agreements with the Company. As additional consideration for entering in to these agreements they will receive shares to a value of $1,127, based on the 5 day VWAP at the time the shares are issued, which will be recorded as share based compensation expense over the term of the agreements.

A continuity of the intangible assets for the year ended March 31, 2017 is as follows:

COST

	Balance at April 1, 2016	Additions	Additions from acquisitions	Disposals/ adjustments	Exchange differences	Balance at March 31, 2017
Health Canada licenses	$4,000	$—	$88,200	$—	$—	$92,200
Distribution Channel	—	—	38,900	—	—	38,900
Product rights	28,000	—	—	—	—	28,000
Brand	—	—	3,410	—	—	3,410
Import license	—	—	779	—	16	795
Software	—	49	516	632	—	1,197
Domain name	54	—	—	—	—	54
Intangibles in process	—	92	—	—	—	92

Total	32,054	141	131,805	632	16	164,648

ACCUMULATED AMORTIZATION

	Balance at April 1, 2016	Amortization	Disposals/ adjustments	Exchange differences	Balance at March 31, 2017
Health Canada licenses	$166	$819	$—	$—	$985
Distribution Channel	—	1,000	—	—	1,000
Import license	—	57	—	—	57
Software	—	31	274	—	305
Domain name	27	11	—	—	38

Total	193	1,918	274	—	2,385

Net book value	$31,861				$162,263

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

11.	INTANGIBLE ASSETS AND GOODWILL (CONTINUED)

The net change in goodwill is as follows:

As at March 31, 2016		$20,866

Additions from acquisitions of subsidiaries	10(b)	220,314
Exchange differences		191

As at March 31, 2017		241,371

Additions from acquisitions of subsidiaries	10(a)	38,758
Additions from acquisition of joint operation	13	36,400
Disposal of consolidated entity	10(c)	(2,259)
Exchange differences		653

As at March 31, 2018		$314,923

12.	FORMATION OF CANOPY RIVERS

On May 12, 2017, the Company advanced $20,000 in the form of a convertible debenture to a newly formed subsidiary company, Canopy Rivers. Other investors advanced $953 of seed capital to purchase 19,066,667 Class B common shares, including $503 that was advanced by certain employees of the Company and a consultant, where the Company provided a share purchase loan which was used to pay for the Class B common shares.

On June 16, 2017, Canopy Rivers completed a Class B common share offering for aggregate gross proceeds of $36,899 at which time the convertible debenture including interest of $57 was converted into Class A common shares of Canopy Rivers. This included shares with a value of $668 that were issued in exchange for services. Share issue costs net of the related tax benefit were $1,709. Through these Class A common shares, the Company’s ownership interest in Canopy Rivers was 34.1%, and represented 91.2% of the voting rights. The voting rights allow the Company to direct the relevant activities of Canopy Rivers such that the Company has control over Canopy Rivers and Canopy Rivers is consolidated in these financial statements. The difference between the consideration paid by investors to acquire the non-controlling interests and the net assets acquired of $1,065 has been recorded as a decrease to equity attributable to the parent.

Under the share purchase loan, the Company’s recourse is limited to the shares purchased by the employees and the individual. Accordingly, it is accounted for as a grant of options to acquire 8.7% of Canopy Rivers at $0.05 per Class B common share. The shares treated as options will be considered exercised on the repayment of the loan. The shares purchased by employees and the consultant have been placed in trust and vest in 3 equal tranches over 3 years if the employees remain as employees of the Company and the individual remains as a consultant and the loan is repaid. In certain cases, there are also additional performance targets. The shares were measured at fair value on May 12, 2017 using a Black-Scholes model and will be expensed over their vesting period. Shares issued to non-employees will be remeasured until their performance is complete. Where there are performance conditions in addition to service requirements, the Company has estimated the number of shares it expects to vest and is amortizing the expense over the expected vesting period. For the year ended March 31, 2018, the Company recorded $3,090 in share-based compensation expense related to this arrangement with a corresponding increase to non-controlling interests.

During fiscal 2018 Canopy Rivers granted 3,475,000 options to purchase Class B common shares to employees of the Company and 2,440,000 options to purchase Class B common shares to consultants of the Company. The options have an exercise price of $0.60 per Class B common shares and are exercisable in increments, with one third being exercisable on each of the first, second and third anniversaries from the date of grant. The expiry date of the options ranges from December 4, 2022 to March 26, 2023. The options were measured at fair value at the date of issuance using a Black-Scholes model and will be expensed over their vesting period. Shares issued to non-employees will be remeasured until their performance is complete. For the year ended March 31, 2018, the Company recorded $489 in share-based compensation expense related to this arrangement with a corresponding increase to non-controlling interests.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

12.	FORMATION OF CANOPY RIVERS (CONTINUED)

On January 8, 2018 Canopy Rivers completed a non-brokered private placement of 23,636,365 Class B common shares for aggregate proceeds of $26,000 including $5,141 invested by Canopy Growth. Canopy Rivers incurred and paid $738 in issuance costs related to this offering net of the associated tax benefit. Following this round Canopy Growth’s interest and voting rights were reduced to 31.5% and 89.1%, respectively. An amount of $1,047 has been recorded as an increase in the equity attributable to the parent which represents the change in the carrying amount of the non-controlling interest as a result of the difference between the consideration paid and the net assets acquired and the dilution of Canopy’s ownership interest.

13.	JOINT OPERATION

On October 10, 2017, the Company entered into a definitive joint venture agreement with a large-scale greenhouse operator (the “Partner”) to form a new company, BC Tweed Joint Venture Inc. (“BC Tweed”). BC Tweed is 66.67% owned by the Company and 33.33% owned by the Partner. Since the decisions over relevant activities are jointly determined the Company has concluded that the Company and the Partner have joint control over BC Tweed. As part of the transaction, BC Tweed agreed to lease from the Partner a 1.3 million square feet greenhouse facility located on a 55-acre parcel of land in British Columbia (“BC lease 1”). In December 2017, BC Tweed agreed to lease and develop a second greenhouse of 1.7 million square feet (“BC lease 2”) from the Partner. BC Tweed intends to retrofit the facilities for cannabis production and obtain the necessary sales and cultivation licenses under ACMPR.

The Partner has the option to sell its interest in BC Tweed, in whole or in part, to the Company. This put option is exercisable only on specific dates following the license date – the 4th anniversary of the sales license date, then at the 6th, 8th, 10th and 12th anniversaries. The put option is accounted for as a liability of the Company (“BC Tweed Put Liability”) and is recorded on the Statements of Financial Position in Other long-term liabilities and is subsequently measured at fair value with changes in fair value recorded in net income in the period in which they arise. On acquisition date the fair value of the BC Tweed Put Liability was estimated to be $36,400 using a discounted cash flow approach by estimating the expected future cash flows and applying a discount rate to arrive at the present value of the put option’s strike price. On March 31, 2018 the BC Tweed Put Liability was estimated to be $56,300 and the increase of $19,900 was recorded in the Statement of Operations (Note 21). For further information on valuation techniques and significant unobservable inputs used to estimate the fair value refer to Note 28.

The greenhouse operation transferred by the Partner meets the definition of a business and will be accounted for as a business combination. The BC Tweed Put Liability represents the consideration paid by Canopy for acquiring its interest in this greenhouse operation and the Company will recognize a liability equal to the present value of the BC Tweed put option strike price. Since the operation had no identifiable assets or liabilities the offset is to goodwill. Given the limited time between the acquisition and the end of the third quarter the accounting for the acquisition of BC Tweed was only provisionally determined as of December 31, 2018. The Company has now completed its final assessment of the accounting for this acquisition.

To fund the development of BC Tweed, the Company will contribute, in multiple tranches, an aggregate of $20,000 in cash, of which approximately $1,000 was advanced at closing in exchange for Class A preferred shares with cumulative preferred dividends with a dividend rate of 24%. To the extent that BC Tweed requires funding beyond the initial $20,000 in cash, the Company has committed to provide additional funding in the form of preferred shares with prime rate plus 3% cumulative preferred dividends that will rank in seniority to the Class A preferred shares. The Company is obligated to purchase from BC Tweed 100% of the cannabis produced for a fixed price per gram for the first two years of the agreement and thereafter at a price that is computed with reference to the market price and has also guaranteed a minimum level of income for BC Tweed under this agreement. At March 31, 2018, the Company has advanced $79,879 to BC Tweed for preferred shares.

The Company will upon various milestones being achieved issue 310,316 common shares over two tranches and a further $2,750 of common shares of the Company in two additional tranches to the Partner. These payments will be accounted for as share-based compensation expense. The grant date fair value of the share-based compensation was $6,731. The Company is amortizing the expense over the estimated vesting period. In the year ended March 31, 2018, the Company recorded $5,001 in share-based compensation related to these shares.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

13.	JOINT OPERATION (CONTINUED)

As part of the transaction, BC Tweed entered into call/put option agreements with the Partner to acquire all of the limited partnership units of the limited partnerships which hold the greenhouses and related property. BC Tweed has the right to exercise the call options for a term of seven years from the respective license dates of the facilities. The put option can only be exercised if BC Tweed exercises the call option (and gives the Partner the ability to receive the option price in Class B preferred shares of BC Tweed as opposed to cash). The purchase price for acquiring the limited partnership units of the entity which owns the BC lease 1 property is $28,000 less any and all liabilities of the limited partnership (this price will increase by 3% per year from the license date with further increases of 8% per year starting after the fifth anniversary from the license date until the end of the call/put option period, as applicable). The purchase price for acquiring the limited partnership units of the entity which owns the BC lease 2 property is $45,000 less any and all liabilities of the limited partnership (this price will increase by 3% per year from the license date with further increases of 8% per year starting after the fifth anniversary from the license date until the end of the call/put option period, as applicable). Since these options represent options to acquire the limited partnership units, the options will be accounted for as derivative financial instruments which will be recognized initially and subsequently at fair value through profit or loss. At inception and March 31, 2018, the fair value of these options is $nil as the exercise price of the option approximates the fair value of the limited partnership units.

BC Tweed also entered into a management services agreement with the Partner.

Excluding the increase in the put liability and the partner expense paid to the Partner for the year ended March 31, 2018 BC Tweed contributed a loss of $19,907.

Acquisition related costs of $641 were recognized as an expense in the year ended March 31, 2018.

14.	NON-CONTROLLING INTERESTS

The following table presents the summarized financial information about the Company’s subsidiaries that have non-controlling interests. This information represents amounts before intercompany eliminations.

As at March 31, 2018	Canopy Rivers	Tweed JA	Vert Mirabel
Cash and cash equivalents	$46,299	$12	$508
Amounts receivable	519	—	650
Subscription receivable	—	1,769	—
Prepaid expenses and other assets	2	—	94
Investments in associates	13,225	—	—
Other financial assets	57,491	—	—
Property, plant and equipment	2,610	1,677	6,818
Preferred shares	5,455	—	—
Goodwill	—	1,939	5,625
Accounts payable and accrued liabilities	(4,705)	(451)	(3,940)
Other current liabilities	—	—	(88)
Other long-term liabilities	—	—	(5,455)
Deferred tax liability	(4,502)	—	—
Non-controlling interests	(80,844)	(1,686)	(2,155)

Equity attributable to Canopy Growth	$35,550	$3,260	$2,057

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

14.	NON-CONTROLLING INTERESTS (CONTINUED)

The net change in the non-controlling interests is as follows:

	Canopy Rivers	Tweed JA	Vert Mirabel	Other non- material interests[1]	Total
As at March 31, 2016	$—	$—	$—	$—	$—

Net(loss)/income	—	—	—	(51)	(51)
Acquisitions	—	—	—	19	19

As at March 31, 2017	—	—	—	(32)	(32)

Net (loss)/income	17,490	(366)	(721)	(184)	16,219
Other comprehensive income	3,998	39	—	(4)	4,033
Share-based compensation	3,579	—	—	—	3,579
Acquisitions and ownership changes [2]	55,777	2,013	2,876	—	60,666

As at March 31, 2018	$80,844	$1,686	$2,155	$(220)	$84,465

[1]	Includes the non-controlling interests in Groupe H.E.M.P. CA and Spectrum Chile S.A.
[2]	Includes $2,839 arising on acquisition and $37 arising on the change in ownership interest in Canopy Rivers

15.	INVESTMENTS IN ASSOCIATES

The following table outlines changes in the investments in associates that are accounted for using the equity method. In accordance with IAS 28 Investments in Associates and Joint Ventures in cases where the Company does not have the same reporting date as its associates the Company will account for its investment one quarter in arrears. Accordingly the figures in the following tables are based on values at December 31, 2017 with adjustments for any significant transactions.

Entity	Instrument	Note	Participating share	Balance at March 31, 2017	Additions	Share of net (loss)/ income	Interest income	Balance at March 31, 2018
Agripharm	shares	10(c)	40.0%	$—	$38,711	$(232)	$—	$38,479
TerrAscend	shares	15(i)	24.0%	—	16,978	(66)	—	16,912
Radicle	convertible debenture	15(ii)	23.8%	—	5,000	(136)	(110)	4,754
CHI	shares	15(iii)	43.0%	—	4,000	(1,039)	—	2,961
Bedrocan Brasil	shares	15(iv)	39.8%	—	—	—	—	—
Entourage	shares	15(iv)	40.0%	—	—	—	—	—

				$—	$64,689	$(1,473)	$(110)	$63,106

The following table presents current and non-current assets, current and non-current liabilities as well as revenues and profit or loss of the Company’s investments in associates:

Entity	Current assets	Non- current assets	Current liabilities	Non- current liabilities	Revenue	Loss [1]
Agripharm	$4,671	$90,716	$1,391	$10,896	$—	$(557)
TerrAscend	53,693	15,369	1,692	—	—	(6,805)
Radicle	2,576	4,382	94	7,174	—	(506)
CHI	12,160	123	364	—	—	(3,949)
Bedrocan Brasil	659	—	34	—	—	(162)
Entourage	1,749	224	2,056	—	—	(2,061)

	$75,508	$110,814	$5,631	$18,070	$—	$(14,040)

[1]	For the year ended December 31 except for Agripharm which is from the period of December 1, 2017 to December 31, 2017 as this represents the period post derecognition

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

15.	INVESTMENTS IN ASSOCIATES (CONTINUED)

(i)

TerrAscend Corp. (“TerrAscend”) is a publicly traded licensed producer under ACMPR. On December 8, 2017, the Company subscribed for 9,545,456 units of TerrAscend directly, and 9,545,456 units indirectly through its subsidiary Canopy Rivers, for $1.10 per unit. Each unit included one common share of TerrAscend and one common share purchase warrant. The warrants are exercisable until December 8, 2020 at $1.10 per common share. The Company has allocated the purchase price to the shares and warrants based on their relative fair values, in the amount of $13,460 and $7,540 respectively. On November 27, 2017, the Company acquired an additional 1,740,000 common shares of TerrAscend directly and 1,740,000 shares indirectly through its subsidiary Canopy Rivers under a block trade at a price of $1.00 per share.

Following these transactions, the Company directly and indirectly owns 24% of the issued and outstanding shares of TerrAscend and the Company has concluded it has significant influence over TerrAscend and will account for its investment in these common shares using the equity method. Costs of $38 have been capitalized to the cost of the investment.

The warrants represent a derivative financial instrument that is initially measured at fair value in other financial assets and subsequently remeasured to its fair value at the end of each reporting period with changes in fair value through profit or loss.

TerrAscend has agreed to sell the Company approximately 25% of its current production for a term of 2 years upon receiving its license to sell cannabis, renewal annually for an additional one-year term.

(ii)

Radicle Medical Marijuana Inc. (“Radicle”) is an ACMPR applicant. Canopy Rivers has entered into funding arrangements with Radicle and its affiliates whereby they have committed to invest $5,000 in the form of a convertible debenture and $5,000 in a repayable debenture and has also entered into a royalty agreement with Radicle. The debentures bear interest at 5%, payable quarterly in cash, and are due at the earlier of 24 months or the date Radicle receives a sales license and are secured against all of its assets. Assuming Radicle receives a sales license before maturity, the convertible debenture automatically converts into common shares and the repayable debenture will convert into the royalty interest. Under the royalty agreement, Canopy Rivers will receive a royalty for a term of 20 years. To date $5,000 has been advanced under the convertible debenture and $3,000 has been advanced under the repayable debenture.

The convertible debenture is convertible into 23.8% of the common shares and this interest, together with other rights provided under the agreements, give Canopy Rivers significant influence over the investee and Canopy Rivers is accounting for the investment using the equity method.

The repayable debenture and royalty agreement is being accounted for as one instrument and is classified as loans and receivables and being measured at amortized cost.

Canopy Growth also entered into an agreement with Radicle whereby they have committed to sell a specified portion of their output to Canopy Growth.

(iii)

Canopy Health Innovations (“CHI”) was formed in December 2016 to act as a cannabis research incubator. On December 21, 2016, CHI closed an initial round of financing for gross proceeds of approximately $7,000. Following this investment, the Company had a 46.15% ownership interest in CHI, however had a $nil balance at March 31, 2017. During the quarter ended September 30, 2017, CHI closed a second round of financing for $8,842 which included $4,000 invested by the Company. The Company’s ownership interest is currently 43.0%.

(iv)

Bedrocan Brasil S.A. (“Bedrocan Brasil”) was formed in September 2016 to facilitate the importation of Bedrocan International’s proprietary standardized cannabis varieties and the Company’s know-how into the Brazilian market. At the same time, the Company partnered with Entourage Phytolab S.A. (“Entourage”) to develop cannabis-based pharmaceutical medical products for the Brazilian and international markets. The Company currently holds a 39.762% interest in Bedrocan Brasil and 39.990% interest in Entourage, however has a $nil balance at March 31, 2018.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

16.	OTHER FINANCIAL ASSETS

The following table outlines changes in other financial assets. Additional details on how fair value is calculated is included in Note 28.

Entity	Instrument	Note	Accounting method	Balance at March 31, 2017	Additions	FVTOCI [1]	FVTPL	Interest revenue	Balance at March 31, 2018
TerrAscend	warrants	15(i)	FVTPL	$—	$7,540	$—	$67,614	$—	$75,154
AusCann	shares	16(i)	FVOCI	18,328	1,214	19,544	—	—	39,086
AusCann	options	16(i)	FVTPL	5,702	—	—	4,785	—	10,487
JWC	shares	16(ii)	FVTOCI	—	3,863	6,728	—	—	10,591
JWC	warrants	16(ii)	FVTPL		112		702	—	814
JWC	royalty interest	16(ii)	amortized cost	—	2,500	—	—	162	2,662
Agripharm	royalty interest	10(c)	amortized cost	—	2,414	—	—	(88)	2,326
Agripharm	warrants	10(c)	FVTPL	—	586	—	(139)	—	447
Vapium	shares	16(iii)	cost	—	1,210	—	—	—	1,210
Radicle	repayable debenture	15(ii)	amortized cost	—	3,000	—	—	75	3,075
HydRx	shares	16(iv)	FVTOCI		—	12,401	—	—	12,401
HydRx	warrants	16(iv)	FVTPL	—	—	—	5,210	—	5,210

				$24,030	$22,439	$38,673	$78,172	$149	$163,463

[1]	Changes in fair value through other comprehensive income (“FVTOCI”)

(i)

AusCann Group Holdings Ltd. (“AusCann”), operates in Australia’s medical cannabis industry and is listed on the Australian Stock Exchange. The Company holds 29,865,000 ordinary shares of AusCann, which represents 11% of the issued and outstanding shares at March 31, 2018, and 7,677,639 options. Of the currently held shares, 27,465,000 have been placed in escrow until February 3, 2019. The options are exercisable at AUD$ 0.20 and expire on January 19, 2020. Any shares received on exercise of the options will also be held in escrow until February 3, 2019.

For the year ended March 31, 2017, a gain of $15,900 (net of $2,428 in taxes) was recorded relating to the AusCann shares in fair value changes on available for sale financial assets and a gain of $5,702 was recorded on the AusCann options in other income (expense).

(ii)

James E. Wagner Cultivation Ltd. (“JWC”) is an ACMPR applicant. During the quarter ended September 30, 2017, Canopy Rivers acquired 37,000 common shares and 5,000 warrants for $3,975, advanced $2,500 under a repayable debenture and also entered into a royalty agreement with JWC. The repayable debenture bears interest at 8%, payable quarterly in cash, and is due at the earlier of 18 months or the date the applicant receives a sales license and is secured by the assets of the applicant. As JWC received a sales license before maturity, the principal amount drawn under the repayable debenture automatically converted into a royalty interest. Under the terms of the royalty agreement, the Company will receive a royalty per gram of applicable JWC cannabis production for a term of 20 years.

The repayable debenture and royalty agreement is being accounted for as one instrument and is classified as loans and receivables and being measured at amortized cost. The carrying value approximates its fair value.

The common shares represent an 14.7% ownership interest in JWC. JWC is a private company and prior to March 31, 2018, the fair value of the Company’s equity interest could not be reliably measured and the common shares and warrants were carried at their cost of $3,863 and $112, respectively. Subsequent to year end, JWC completed a financing that provided a measure of the fair value of the common shares and warrants and the shares and warrants were adjusted to their fair value of $10,591 and $814, respectively. The difference between their carrying amount of the shares and this fair value was recorded in other comprehensive income and the difference between the carrying amount of the warrants and this fair value for the warrants.

Canopy Growth also entered into agreements with JWC whereby they have committed to sell a specified portion of their output to Canopy Growth.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

16.	OTHER FINANCIAL ASSETS (CONTINUED)

(iii)

Vapium Incorporated (“Vapium”) is a company that designs and engineers portable vaporizer devices. On September 29, 2017, the Company acquired a 9.93% ownership interest for a cash investment of $960. On November 27, 2017, the Company exercised an option to acquire additional shares for $250 and increased its ownership to 12.24%. Vapium is a private company and the fair value of the instrument is not reliably determinable such that the investment is being carried at cost.

(iv)

HydRx Farms Ltd. (“HydRx”), operates as Scientus Pharma Inc. The Company holds 3,100,307 shares and 1,860,680 warrants in the HydRx which represents a 8.7% ownership interest. HydRx is a private company and prior to February 2018 the fair value of the Company’s equity interest could not be reliably measured and the common shares and warrants were carried at their cost amount of $nil. In the quarter ended March 31, 2018 the Company completed a financing that provided a measure of the fair value of the common shares and warrants and the shares and warrants were adjusted to their fair value of $12,401 and $5,210, respectively. The difference between their carrying amount of the shares and this fair value was recorded in other comprehensive income and the difference between the carrying amount of the warrants and the fair value of the warrants was recorded in other income (expense).

17.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	March 31, 2018	March 31, 2017
Trade payables	$46,175	$5,661
Accrued liabilities	43,396	9,725

Total accounts payable and accrued liabilities	$89,571	$15,386

The accounts payable and accrued liabilities balance of $89,571 (2017 – $15,386) is comprised of amounts for property, plant and equipment of $62,034 (2017 – $2,804), professional fees of $7,391 (2017 – $1,642), compensation related liabilities of $5,747 (2017 – $2,349), and other miscellaneous liabilities of $14,399 (2017 – 8,591).

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

18.	LONG-TERM DEBT AND OTHER LONG-TERM LIABILITIES

(a) Long-term debt

	Maturity Date	March 31, 2018	March 31, 2017
Mortgage payable with a five-year term and amortization period of seven years bearing an annual interest rate of 4.9%	August 1, 2021	$2,777	$3,210

Mortgage payable with a five-year term and amortization period of seven years bearing an annual interest rate of 5.3%	December 1, 2019	1,089	1,345

Mortgage payable with a five-year term and amortization period of seven years bearing an annual interest rate of 4.8%	December 1, 2020	2,648	2,994

Term loan at 10% interest with monthly repayment	October 1, 2024	1,564	1,724

Finance lease obligations with interest rates between 5.9%-17.1%, and terms between 2-5 years, liens against the related leased equipment		344	1,057

		8,422	10,330
Less: current portion		(1,557)	(1,691)

Long-term portion		$6,865	$8,639

The mortgage with a maturity date of August 1, 2021 is secured by a first charge mortgage on the Tweed Farms property, a first position on a Tweed Farms general security agreement and a specific security interest, backed by a corporate guarantee from the Company.

The mortgage with a maturity date of December 1, 2019 is secured by a first charge on the Tweed Farms property.

In respect of the mortgage with a maturity date of December 1, 2020, the mortgage is secured by a first charge on the Mettrum Bowmanville property.

The mortgages payable, all with Farm Credit Canada, a Canadian Crown Corporation can be prepaid at any time but is subject to a prepayment fee equal to the greater of (a) three months’ interest on the amount being prepaid or (b) the amount of interest lost by the lender over the remaining term of the loan on the amount being prepaid.

The Company also has revolving lines of credit for up to $5,500 with Farm Credit Corporation, with variable interest rates based on the CIBC prime rate plus 1.2% with a 5 year term and interest only payments on drawn amounts, but is payable on demand or may be prepaid at any time at the option of the Company. The lines of credit are subject to disbursement conditions related to capital expenditures at Tweed Farms and Mettrum. The lines of credit were undrawn as at March 31, 2018 and March 31, 2017.

The term loan was added to the existing lease agreement for the Toronto facilities and is held by a related party. The loan accrues interest at 10% annually and is payable over the initial ten-year term of the amended lease to October 1, 2024 by way of additional monthly rent of $27, which includes principal and interest payments.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

18.	LONG-TERM DEBT AND OTHER LONG-TERM LIABILITIES (CONTINUED)

Principal repayments required on the long-term debt in the next five fiscal years are as follows:

2019	$1,547
2020	2,048
2021	2,537
2022	1,588
2023	263
Thereafter	439

$8,422

(b) Other long-term liabilities

At March 31, 2018 other long-term liabilities of $61,150 is comprised of the BC Tweed Put Liability (Note 13) with a fair value of $56,300 and the Vert Mirabel Put Liability (Note 10(a)(iv)) with a fair value of $4,850.

19.	RECONCILIATION OF LIABILITIES ARISING FROM FINANCING ACTIVITIES

			Non-cash changes
	April 1, 2017	Cash flows	Acquisition/ Disposal	New leases	March 31, 2018
Long-term borrowings	$9,273	$(1,195)	$—	$—	$8,078
Finance lease obligations	1,057	(336)	(396)	19	344

Long-term debt	$10,330	$(1,531)	$(396)	$19	$8,422

			Non-cash changes
	April 1, 2016	Cash flows	Acquisition/ Disposal	New leases	March 31, 2017
Long-term borrowings	$3,457	$2,813	$3,003	$—	$9,273
Finance lease obligations	565	(12)	504	—	1,057

Long-term debt	$4,022	$2,801	$3,507	$—	$10,330

20.	SHARE CAPITAL

(a) Authorized

An unlimited number of common shares.

(i)	Equity Raises

During fiscal 2018 the Company completed the following equity financings:

	Number of Shares	Share Capital
Equity financing - February 7, 2018 - net of share issue costs of $8,615	5,800,000	$192,065
Equity investment from Greenstar - November 2, 2017 - net of share issue costs of $707	18,876,901	173,765
Equity financing - July 21, 2017 - net of share issue costs of $78	3,105,590	24,922

Total equity raise share issuances	27,782,491	$390,752

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

20.	SHARE CAPITAL (CONTINUED)

During fiscal 2017 the Company completed the following equity financings:

	Number of Shares	Share Capital
Equity private placement financing - March 22, 2017 - net of share issue costs of $90	2,500,000	$24,160
Equity financing - December 22, 2016 - net of share issue costs of $3,886	5,662,000	56,131
Equity financing - August 24, 2016 - net of share issue costs of $2,407	9,453,000	32,096
Equity financing - April 15, 2016 - net of share issue costs of $707	5,002,500	10,799

Total equity raise share issuances	22,617,500	$123,186

On November 2, 2017, Greenstar Canada Investment Limited Partnership, which is an affiliate of Constellation Brands, Inc., (“Greenstar”) acquired 18,876,901 common shares from treasury and 18,876,901 warrants in exchange for $244,990. The common shares have a hold period of four months and one day from the closing date. The warrants, each exercisable at $12.9783 per warrant for a common share expire May 2, 2020 and are exercisable in two equal tranches, with the first exercisable tranche date being August 1, 2018, and the second exercisable tranche date being February 1, 2019, provided at the time of exercising the warrants, the Company still owns the 18,876,901 common shares. The proceeds of the common share issuance were allocated to the common shares and warrants based on their relative fair values in the amount of $174,472 and $70,518, respectively. The fair value of the common shares was determined using the closing price on the day the share subscription closed, and the fair value of the warrants was determined using a Black-Scholes model. Share issuance costs of $707 were allocated to the common shares and $253 to the warrants.

(ii)	Acquisitions

During fiscal 2018 the Company issued the following shares as a result of business combinations that occurred in the current or prior years:

	Notes	Number of Shares	Share Capital	Share Based Reserve
Issuance of shares for rTrees acquisition - net of share issue costs of $69	10(a)(i)	3,494,505	$28,026	$1,079
Issuance of shares for Spot acquisition - net of share issue costs of $9	10(a)(v)	111,669	984	—
Issuance of shares for Green Hemp acquisition - net of share issue costs of $9	10(a)(v)	24,577	848	—
Shares released from escrow related to the MedCann Access acquisition		240,678	390	(390)
Shares released from escrow related to the Hemp.CA acquisition	10(b)(iii)	129,016	—	—
Shares released from escrow related to the Spektrum Cannabis GmbH acquisition	10(b)(ii)	367,981	—	—
Shares released from escrow related to the Vert Medical acquisition	10(b)(iii)	147,453	—	—

Total acquisition related share issuances		4,515,879	$30,248	$689

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

20.	SHARE CAPITAL (CONTINUED)

During fiscal 2017 the Company issued the following shares as a result of business combinations that occurred in the current or prior years:

	Notes	Number of Shares	Share Capital	Share Based Reserve
Issuance of shares for Mettrum acquisition - net of share issue costs of $997	10(b)(i)	34,265,042	$336,514	$12,143
Issuance of shares per Spektrum Cannabis GmbH acquisition	10(b)(ii)	674,631	10,406	—
Issuance of shares per Vert acquisition	10(b)(iii)	58,978	1,664	—
Issuance of shares per Hemp acquisition	10(b)(iii)	129,021	1,711	—
Shares released from escrow related to the MedCann Access acquisition		1,011,239	2,919	(468)

Total acquisition related share issuances		36,138,911	$353,214	$11,675

During fiscal 2018, the Company released 240,678 (fiscal 2017 – 1,011,239) of the common shares held in escrow in relation to the fiscal 2016 MedCann Access acquisition as certain milestones of the acquisition had been met. In addition, 48,078 (fiscal 2017 – 1,149,892) escrowed shares were cancelled. No shares remain in escrow at March 31, 2018.

(iii)	Other

During fiscal 2018 the Company other share issuances were comprised of:

	Notes	Number of Shares	Share Capital	Share Based Reserve
Shares released from escrow to LBC Holdings, Inc.		87,836	$1,297	$(1,297)
Shares issued to BC Tweed Partner for performance conditions	20(c)	155,158	1,880	(1,880)
Shares issued for Apollo/Bodystream earnout	20(c)	243,493	2,398	(2,398)
Issuance of shares for Niagara asset acquisition - net of share issue costs of $8	9	111,366	995	—
Issuance of shares for acquired intangible - net of share issue costs of $14	11	117,253	3,225	—

Total other share issuances		715,106	$9,795	$(5,575)

During fiscal 2017 the Company other share issuances were comprised of:

		Number of Shares	Share Capital	Share Based Reserve
Shares released from escrow to LBC Holdings, Inc.		138,032	$639	$(639)
Issuance of shares for 1 Hershey Drive purchase	9	94,397	858	—
Issuance of shares per service agreements		156,240	1,333	—

Total other share issuances		388,669	$2,830	$(639)

During fiscal 2018, 87,836 (fiscal 2017 – 138,032) common shares were released from escrow under the agreement with LBC Holdings, Inc., a company controlled by the artist known as Snoop Dogg. The remaining 25,097 common shares are escrowed for release, subject to meeting certain service criteria.

During fiscal 2017, the Company issued 72,418 common shares to XIB consulting Inc. (“XIB), to assist the Company with corporate development initiatives and 83,822 common shares to satisfy $1,000 in acquisition costs related to the Mettrum acquisition.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

20.	SHARE CAPITAL (CONTINUED)

(iv)	Warrants

	Number of whole warrants	Average exercise price	Warrant value	Expiry date
Balance at March 31, 2017	—	$—	$—

Greenstar equity investment - net of warrant issue cost of $253	18,876,901	12.98	70,265	May 1, 2020
rTrees acquisition	242,408	3.83	1,302	April 30, 2018
Exercise of warrants	(207,297)	3.72	(1,113)	N/A

Balance at March 31, 2018	18,912,012	$12.96	$70,454

During the year ended March 31, 2018, 207,297 warrants were exercised at a weighted average price of $3.72 (March 31, 2017- 213,104 warrants at an average price of $0.59).

(b) Omnibus plan

On September 15, 2017, shareholders approved an Omnibus Incentive Plan (“Omnibus Plan”) pursuant to which it is able to issue share-based long-term incentives. All directors, officers, employees and independent contractors of the Company are eligible to receive awards of common share purchase options (“Options”) restricted share units (“RSUs”), deferred share units (“DSUs”), stock appreciation rights (“Stock Appreciation Rights”), restricted stock (“Restricted Stock”), performance awards (“Performance Awards”) or other stock based awards (collectively, the “Awards”), under the Omnibus Plan. In addition, shareholders also approved the 2017 Employee Stock Purchase Plan of the Company (the “Purchase Plan”).

Under the Purchase Plan, the aggregate number of common shares that may be issued is 400,000, and the maximum number of common shares which may be issued in any one fiscal year shall not exceed 200,000.

Under the Omnibus Plan, the maximum number of shares issuable from treasury pursuant to Awards shall not exceed 10% of the total outstanding shares from time to time less the number of shares issuable pursuant to all other security-based compensation arrangements of the Company (being the existing employee stock option plan (“ESOP”) and the Purchase Plan). The maximum number of common shares reserved for Awards is 19,955,721 at March 31, 2018. As of March 31, 2018, the only Awards issued have been options under the ESOP, and no shares have been issued under the Purchase Plan as it has not yet been implemented.

The ESOP is administered by the Board of Directors of the Company who establishes exercise prices, at not less than the market price at the date of grant, and expiry dates. Options under the Plan generally remain exercisable in increments with 1/3 being exercisable on each of the first, second and third anniversaries from the date of grant, and has expiry dates set at six years from issuance. The Board of Directors has the discretion to amend general vesting provisions and the term of any award, subject to limits contained in the Plan.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

20.	SHARE CAPITAL (CONTINUED)

The following is a summary of the changes in the Company’s ESOP options during the period:

	Options issued	Weighted average exercise price
Balance outstanding at March 31, 2016	8,446,182	$2.05

Options granted	4,337,701	6.23
Replacement options issued as a result of the Mettrum acquisition	2,417,102	2.35
Options exercised	(4,010,865)	1.74
Options forfeited/cancelled	(1,146,008)	2.78

Balance outstanding at March 31, 2017	10,044,112	$3.97

Options granted	12,832,237	16.50
Replacement options issued as a result of the rTrees acquisition	224,433	3.18
Options exercised	(3,912,946)	2.82
Options forfeited/cancelled	(1,942,001)	9.32

Balance outstanding at March 31, 2018	17,245,835	$12.95

The following is a summary of the outstanding stock options as at March 31, 2018:

Options Outstanding			Options Exercisable
Number Outstanding at March 31, 2018	Weighted Average Remaining Contractual Life (years)	Range of Exercise Prices	Number Exercisable at March 31, 2018	Range of Exercise Prices
3,471,904	3.41	$0.56 - $3.78	1,569,274	$0.56 - $3.78
5,731,691	5.13	$3.79 - $8.51	577,665	$3.79 - $8.51
2,712,240	4.91	$8.52 - $11.76	536,254	$8.52 - $11.76
1,540,000	5.67	$11.77 - $27.94	16,667	$11.77 - $27.94
3,790,000	5.88	$27.95 - $33.66	—	$27.95 - $33.66

17,245,835	4.96		2,699,860

At March 31, 2018, the weighted average exercise price of options outstanding and options exercisable was $12.95 and $4.55, respectively.

The Company recorded $21,278 in share-based compensation expense related to options issued to employees for the year ended March 31, 2018 (for the year ended March 31, 2017 - $7,650) and $4,774 in share-based compensation expense related to options issued to contractors. The fiscal 2018 compensation expense includes an amount related to 420,000 options being provided in exchange for services which are subject to performance conditions.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

20.	SHARE CAPITAL (CONTINUED)

In determining the amount of share-based compensation related to options issued during the year, the Company used the Black-Scholes option pricing model to establish the fair value of options granted during the year ended March 31, 2018 and 2017 on their measurement date by applying the following assumptions:

	March 31,	March 31,
	2018	2017
	(Weighted average)	(Range)
Risk-free interest rate	1.54%	0.50% - 1.94%
Expected life of options (years)	3 - 5	1 - 6
Expected annualized volatility	64%	55% - 70%
Expected forfeiture rate	11%	7%
Expected dividend yield	nil	nil
Black-Scholes value of each option	$8.88	$0.20 - $6.09

Volatility was estimated by using the historical volatility of the Company and other companies that the Company considers comparable that have trading and volatility history prior to the Company becoming public. Beginning the fourth quarter of Fiscal 2017, the Company began using its own historical volatility. The expected life in years represents the period of time that options granted are expected to be outstanding. The risk-free rate was based on the zero coupon Canada government bonds with a remaining term equal to the expected life of the options.

The Company recorded $3,579 (March 31, 2017 – $nil) in share-based compensation expense related to the issuance of shares and options in Canopy Rivers to employees and consultants (refer to Note 12).

During fiscal 2018, 3,912,946 ESOP options were exercised ranging in price from $0.43 to $11.71 for gross proceeds of $11,053.

(c) Share-based compensation expense related to acquisition and asset purchase milestones

Share-based compensation expense related to acquisition milestones is comprised of:

				Compensation expense
	Notes	Released during fiscal 2018	Remaining shares to be issued on completion of milestones*	March 31, 2018	March 31, 2017
Apollo/Bodystream	(i)	243,493	1,941,804	$5,095	$690
Spektrum Cannabis GmBH	(ii)	—	23,570	349	—
Spot	10(a)(v)	—	30,658	330	—
Spectrum Denmark	10(a)(iii)	—	1,906,214	7,206	—
BC Tweed	13	155,158	240,061	5,001	—
Vert Mirabel	10(a)(iv)	—	84,903	1,131	—
Green Hemp	10(a)(v)	—	24,567	167	—
Intellectual property acquisition	11	—	33,804	196	—

				$19,475	$690

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

20.	SHARE CAPITAL (CONTINUED)

(i)

The obligation for share-based compensation owing to former shareholders of Apollo Applied Research Inc., and Apollo CRO Inc. (together “Apollo”) and 2344823 Ontario Inc., operating as Bodystream (“Bodystream”) was assumed by the Company in fiscal 2017 on the acquisition of Mettrum Health Corp. and its subsidiaries (“Mettrum”). The maximum number of Company shares that would be issued with respect to the Apollo and Bodystream agreements is 1,111,702 and 1,073,595 shares, respectively. The Company has estimated the number of shares it expects to vest and is amortizing the expense over the expected vesting period based on the fair value of the shares on the acquisition date.

(ii)

The share-based compensation expense is related to a bonus that will be paid to a former shareholder of Spektrum Cannabis GmbH within two years of the acquisition date if certain performance targets are met and the shareholder remains as an employee.

(d) Other share based payments

The Company also recorded a gain of $14 for the year ended March 31, 2018 (expense for the year ended March 31, 2017 - $396) in share-based compensation expense for escrowed shares issued on the acquisition of MedCann Access that were related to employment. These shares were measured at fair value at the date of grant and expensed over their vesting period.

In addition, the Company recorded share based payments of $1,151 (for the year ended March 31, 2017 - $1,307) related to shares provided in exchange for sales and marketing services. The Company has determined that the sales and marketing services received are best measured by reference to the fair value of the equity granted as the services are rendered. This expense is recorded in sales and marketing expenses.

On October 20, 2017, the Company agreed to issue 79,717 common shares in payment of royalties. The Company will record the expense over the subsequent year. The Company recorded an expense of $920 in cost of sales for the fiscal year ended March 31, 2018 related to this arrangement (March 31, 2017 – $nil).

21.	OTHER INCOME (EXPENSE)

		March 31,	March 31,
	Notes	2018	2017
Fair value changes on financial assets	16	$78,172	$5,702
Impairment of product rights	11	(28,000)	—
Fair value increase in BC Tweed Put Liability and Vert Mirabel Put Liability	10(a),13	(21,000)	—
Gain on disposal of consolidated entity	10(c)	8,820	—
Bargain purchase gain	10(iii)	638
Partner expense		(4,995)	—
Gain/loss disposal of property, plant and equipment		(1,181)	—
Increase in fair value of acquisition consideration related liabilities		—	(1,193)
Other expense, net		(1,241)	(651)

Total other income, net		$31,213	$3,858

The partner expense represents a distribution to the Partner of BC Tweed.

22.	EXPENSES BY NATURE

Operating expenses are presented on the face of the consolidated statements of operations using a classification based on the functions “Cost of sales (recovery),” “Sales and marketing,” “Research and development,” and “General and administration.” The Company also presents other material operating expenses separately as they were deemed to be items of dissimilar function.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

22.	EXPENSES BY NATURE (CONTINUED)

Operating expenses totalled $160,229 and $53,978 for the years ended March 31, 2018 and 2017. Total operating expenses were distributed by nature as follows:

	March 31, 2018	March 31, 2017
Employee compensation and benefits	$49,971	$21,726
Raw materials used and consumables	13,286	8,105
Other costs of sales	12,340	5,603
Net valuation gains related to inventory and biological assets	(53,652)	(25,555)
Share-based compensation	51,177	10,043
Acquisition-related costs	3,406	7,369
Depreciation and amortization	20,486	6,064
Legal and professional fees	10,370	2,947
Royalties	3,110	1,416
Consultants	12,385	3,391
Facility expenses	12,669	3,087
Patient assistance	7,365	2,913
Marketing and promotion	3,835	2,314
Office expenses	6,454	1,986
Travel and other employee expenses	5,141	1,672
Bank and payment processor fees	1,886	897

Total	$160,229	$53,978

23.	EARNINGS PER SHARE

Net income per common share represents the net income attributable to common shareholders divided by the weighted average number of common shares outstanding during the period.

Diluted net income per common share is calculated by dividing the applicable net income by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued during the period. As at March 31, 2018 and 2017, all instruments were anti-dilutive.

24.	INCOME TAXES

Income tax expense varies from the amount that would be computed by applying the basic federal and provincial tax rates to loss before income taxes, shown as follows:

	March 31, 2018	March 31, 2017
Loss from operations	(52,541)	(10,275)
Expected tax rate	26.5%	26.5%

Expected tax benefit resulting from loss	$13,923	$2,723
Non-deductible expenses	(19,310)	(2,156)
Increase in unrecognized temporary differences	(5,506)	2,258
Non-taxable portion of capital gains and losses	9,421	—
Other	(121)	(122)

Income tax (expense) recovery	$(1,593)	$2,703

Deferred income taxes reflect the impact of loss carry forwards and of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

24.	INCOME TAXES (CONTINUED)

The effect of temporary differences and loss carryforwards that give rise to significant portions of the deferred tax liability, which has been recognized during the year ended March 31, 2018 are as follows:

	March 31, 2017	Recognized in profit or loss	Recognized in equity	Recognized in other comprehensive income	Disposal of consolidated entity	Business combinations and assets held for sale	March 31, 2018
Deferred tax asset
Loss carryforwards	$30,494	$5,677	$—	$—	$(1,014)	$—	$35,157
Other	829	—	4,511	—	—	—	5,340

	31,323	5,677	4,511	—	(1,014)	—	40,497
Deferred tax liability
Fixed assets	(1,126)	3,577	—	—	(263)	(1,117)	1,071
Intangibles	(42,703)	10,310	—	—	6,965	—	(25,428)
Biological assets	(20,615)	(9,460)	—	—	295	—	(29,780)
Investments	(3,184)	(13,558)	—	(5,124)	—	—	(21,866)
Other long-term liabilities	—	2,783	—	—	—	—	2,783
Other	381	(922)	—	—	(284)	12	(813)

	(67,247)	(7,270)	—	(5,124)	6,713	(1,105)	(74,033)

Net deferred taxes	$(35,924)	$(1,593)	$4,511	$(5,124)	$5,699	$(1,105)	$(33,536)

The effect of temporary differences and loss carryforwards that give rise to significant portions of the deferred tax liability, which has been recognized during the year ended March 31, 2017 are as follows:

	March 31, 2016	Recognized in profit or loss	Recognized in goodwill	Recognized in other comprehensive income	Liabilities associated with asset held for sale	March 31, 2017
Deferred tax asset
Loss carryforwards	$9,100	$15,332	$6,062	$—	$—	$30,494
Other	224	(62)	667	—	—	829

	9,324	15,270	6,729	—	—	31,323
Deferred tax liability
Fixed assets	(1,097)	132	(161)	—	—	(1,126)
Intangibles	(8,436)	479	(34,746)	—	—	(42,703)
Asset held for sale	—	—	(820)	—	820	—
Biological assets	(7,201)	(12,529)	(885)	—	—	(20,615)
Investments	—	(756)	—	(2,428)	—	(3,184)
Other	(3)	107	277	—	—	381

	(16,737)	(12,567)	(36,335)	(2,428)	820	(67,247)

Net deferred taxes	$(7,413)	$2,703	$(29,606)	$(2,428)	$820	$(35,924)

The unrecognized temporary differences of the Company are comprised of:

	March 31, 2018	March 31, 2017
Losses carried forward	$30,041	$2,792
Intangibles assets and fixed asset	—	9,906

Total	$30,041	$12,698

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

24.	INCOME TAXES (CONTINUED)

The Company has the following non-capital losses available to reduce future years’ taxable income which expires as follows:

2030	$40
2031	123
2032	376
2033	3,195
2034	7,258
2035	18,196
2036	29,806
2037	29,202
2038	79,301
Foreign - indefinite	3,900

$171,397

25.	RELATED PARTIES

Key management personnel compensation

Key management personnel are those persons having the authority and responsibility for planning, directing and controlling activities of the entity, directly or indirectly. The key management personnel of the Company are the members of the Company’s executive management team and Board of Directors, who control approximately 5% of the outstanding shares of the Company. Compensation provided to key management is as follows:

	March 31, 2018	March 31, 2017
Short-term employee benefits	$3,746	$1,420
Share-based compensation	5,786	1,535

	$9,532	$2,955

As of March 31, 2018, in the event that executive officers employment agreements were terminated by the Company, other than due to a material breach of their employment agreements or in the event the Company becomes insolvent: the CEO is entitled to a severance amount equal to nine months of compensation based on the monthly contract work fee or $300 in aggregate and all other Executive officers are entitled to a severance amount equal to at least thirty four week’s annual base salary and in some cases, inclusive of their annual bonus.

Related party transactions

On January 13, 2017, the Company acquired the entire building and land, known as 1 Hershey Drive, Smiths Falls, Ontario, from Tweed Hershey which was related through common ownership (the Company’s CEO and chairman is a significant shareholder of the lessor) (refer to Note 8). The Company had previously been leasing a portion of this facility from Tweed Hershey. For the year ended March 31, 2017 up until January 13, 2017, the acquisition date, the expense incurred under this lease including base rent and operating costs was $2,118.

The Company leases premises for the two Bedrocan facilities in Toronto from a company controlled by a director of Canopy Growth Corporation. The leases expire on October 15, 2018 (with 3 separate options to renew for an additional period of 5 years) and August 31, 2024. Included in the expenses for the year ended March 31, 2018 for rent and operating costs was $2,686 (for the year ended March 31, 2017 - $785). In addition to the leased premises, consulting services of $159 was also provided to the Company (March 31, 2017 - $nil). The Company had $137 owing in accounts payable and accrued liabilities at March 31, 2018 (March 31, 2017 - $nil).

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

25.	RELATED PARTIES (CONTINUED)

The Company leases premises for the Mettrum Hempworks Inc. (“Hempworks”) production facility located in Barrie, Ontario from the former founder and shareholder of Hempworks and former officer of Mettrum, now an employee and shareholder of the Company. The lease has a term of five (5) years with an expiration date of March 31, 2020 together with one (1) extension term of five (5) years. The lease has an identical term and extension term (each expiring one (1) day earlier). Included in the expenses for the year ended March 31, 2018 for rent and operating costs was $131 (for the year ended March 31, 2017 from the date of the Mettrum acquisition - $8). At March 31, 2018, the Company had $24 owing related to rent associated with these leased premises (March 31, 2017 - $8). All amounts exclude HST.

The CEO is providing consulting services to the Company at $55 per quarter and is eligible for up to an annual $300 bonus, representing his sole cash compensation. For the year ended March 31, 2018 consulting expenses including travel totaled $531 (for the year ended March 31, 2017 - $400). The Company had $375 owing in accounts payable and accrued liabilities at March 31, 2018 (March 31, 2017 - $255). All amounts exclude HST.

The Company currently has a loan payable to a director of the Company. Included in interest expense for the year ended March 31, 2018 was an amount of $169 (for the year ended March 31, 2017 - $179). At March 31, 2018, the loan balance was $1,564 (March 31, 2017 - $1,724) (refer to Note 18).

During the year ended March 31, 2018, $708 was expensed in director’s fees (for the year ended March 31, 2017 - $223). The Company had $nil owing in accounts payable and accrued liabilities to directors at March 31, 2018 (March 31, 2017 - $nil).

Pursuant to the share purchase agreement with Hemp.CA, the Company entered into a lease for the Vert and Hemp.CA properties with a shareholder of Hemp.CA who for a period of time following the acquisition was an employee of Canopy. The lease was to expire on November 1, 2036 and the Company had two automatic renewal terms of 10 years each. As of March 31, 2018, the related lease was cancelled and the expense incurred under the lease including base rent, operating costs, and cancellation costs were $84 since acquisition.

These transactions are in the normal course of operations and are measured at the exchange amounts being the amounts agreed to by the parties.

26.	COMMITMENTS AND CONTINGENCIES

(a) The Company leases production and retail space under operating leases which range in expiration from April 2018 to October 2037 and also has royalty, equipment and other commitments with varying terms. All production and retail operating leases have optional renewal terms that the Company may exercise at its option.

(b) Future commitments which include minimum lease and royalty payments due in each of the next five years are as follows:

2019	$21,767
2020	21,712
2021	21,017
2022	21,076
2023	19,366
Thereafter	85,200

$190,138

(c) In March 2015, a claim was commenced against Canopy Growth Corporation by the former CEO for $330 in specified damages for breach of contract and wrongful dismissal. The litigation process will continue into the foreseeable future unless settled. No amount has been recorded in the consolidated financial statements since the amount cannot be reliably measured at this point.

(d) Prior to its acquisition by the Company, Mettrum had initiated voluntary Type III recalls for products where trace amounts of an unauthorized pesticide was found to have been applied in certain Mettrum products. A Type III recall refers to a situation in which the use of, or exposure to, a product is not likely to cause any adverse health consequences. In March 2017, two separate class action lawsuits relating to the Mettrum recalls were initiated naming Mettrum Health Corp. as respondent.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

26.	COMMITMENTS AND CONTINGENCIES (CONTINUED)

The proposed action seeks damages for the proposed class of individuals who purchased the products affected by the recall. The Company and its insurers are contesting the litigation. The litigation process will continue into the foreseeable future before the class action suit is certified by the court and unless settled out of court. No amount has been recorded in the consolidated financial statements since the amount cannot be reliably measured at this point.

27.	SUPPLEMENTARY CASH FLOW INFORMATION

The changes in non-cash working capital items are as follows:

	March 31, 2018	March 31, 2017
Amounts receivable	$(15,738)	$(2,184)
Prepaid expenses and other assets	(15,770)	(1,493)
Biological assets and inventory	(24,493)	(12,270)
Accounts payable and accrued liabilities	27,130	(200)
Deferred revenue	312	55
Other liabilities	40	(256)

Total	$(28,519)	$(16,348)

Non-cash transactions

Excluded from the March 31, 2018 consolidated statements of cash flows was a total of $49,679 in accounts payable and accrued liabilities as follows: $49,627 of property, plant and equipment and assets in process purchases and $52 of share issue costs. Included for the March 31, 2018 consolidated statements of cash flows is a total of $3,860 in accounts payable and accrued liabilities as follows: $3,770 of property, plant and equipment and assets in process purchases and $90 of share issue costs.

Excluded from the March 31, 2017 consolidated statements of cash flows was a total of $3,860 in accounts payable and accrued liabilities as follows: $3,770 of property, plant and equipment and assets in process purchases and $90 of share issue costs. Included for the March 31, 2017 consolidated statements of cash flows was a total of $946 in accounts payable and accrued liabilities as follows: $877 of property, plant and equipment and assets in process purchases and $69 of share issue costs.

Cash and cash equivalents consist of the following:

	March 31, 2018	March 31, 2017
Cash	$322,560	$16,700
Short-term guaranteed investment certificates	—	85,100

Total cash and cash equivalents	$322,560	$101,800

28.	FINANCIAL INSTRUMENTS

(a) Market risk

Market risk is defined as the risk that the fair value or future cash flows of a financial instrument held by the Company will fluctuate because of changes in market prices. Market risk includes the risk of changes in interest rates, currency exchange rates and changes in market prices due to other factors including changes in equity prices.

(i)	Currency risk

As at March 31, 2018, less than 2% of the Company’s financial assets (as at March 31, 2017 – 1%) and less than 3% of the Company’s financial liabilities (as at March 31, 2017 – 1%) for which cash flows are denominated in a foreign currency. The Company has very limited currency risk. No other financial assets and liabilities are denominated in a foreign currency.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

28.	FINANCIAL INSTRUMENTS (CONTINUED)

(ii)	Interest rate risk

The Company may invest surplus cash in highly liquid investments with short terms to maturity that would accumulate interest at prevailing rates for such investments. Currently the Company’s short-term investments and restricted investments consist of $65,395 in guaranteed investment certificates which have fixed rates of interest.

Interest rate risk on the long-term debt and capital lease obligations is limited due to the fact that they are both fixed rate of interest instruments.

The Company is exposed to the risk that changes in interest rate will impact the fair value of financial instruments whose cash flows are fixed in nature.

(iii)	Other market risk

The Company holds financial assets in the form of shares, warrants and options that are measured at FVTPL and FVOCI. The Company is exposed to equity price risk on these financial assets.

(b) Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s trade accounts receivable. The Company is exposed to credit-related losses in the event of non-performance by the counterparties.

The Company provides credit to its customers in the normal course of business and has established credit evaluation and monitoring processes to mitigate credit risk, but has limited risk due to the fact that the majority of sales are transacted with credit cards. Trade accounts receivable are reported net of an allowance for doubtful accounts of $78.

The carrying amount of cash and cash equivalents, short-term restricted investments and amounts receivable represents the maximum exposure to credit risk and at March 31, 2018, this amounted to $344,659 (2017 - $108,165). Since the inception of the Company, no losses have been suffered in relation to cash held by the bank.

As at March 31, 2018, the Company’s aging of receivables was approximately as follows:

	March 31, 2018	March 31, 2017
0-60 days	$5,683	$2,137
61-120 days	258	909

Total	$5,941	$3,046

The Company’s accounts receivable are primarily driven by sales to government agencies and credit card processors and timing of bill payments. At March 31, 2018, the receivables from government agencies and credit card processor and bill payment receivables accounted for 19% and 42%, respectively, of trade accounts receivable (2017 - 55% and 30%, respectively).

(c) Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company manages its liquidity risk by reviewing on an ongoing basis its capital requirements. During the year ended March 31, 2018, the Company completed several equity financings for gross cash proceeds of $470,670.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

28.	FINANCIAL INSTRUMENTS (CONTINUED)

In addition to the commitments disclosed in Note 17, the Company is obligated to the following contractual maturities of undiscounted cash flows:

As at March 31, 2018	Carrying amount	Contractual cash flows	Year 1	Years 2 - 3	Years 4 and after - 5
Accounts payable and accrued liabilities	$89,571	$89,571	$89,571	$—	$—
Long-term debt	8,422	9,522	1,899	5,082	2,541

Total	$97,993	$99,093	$91,470	$5,082	$2,541

(d) Fair value of financial assets and liabilities that are measured at fair value on a recurring basis

The following table summarizes the valuation techniques and key inputs used in the fair value measurement of level 2 financial instruments:

Financial asset/financial liability	Valuation techniques and key inputs	Key inputs
AusCann shares	Put option pricing model	Quoted prices in active market

AusCann options	Black-Scholes option pricing model	Quoted prices in active market

TerrAscend warrants	Black-Scholes option pricing model	Quoted prices in active market

The following table summarizes the valuation techniques and significant unobservable inputs in the fair value measurement of level 3 financial instruments

Financial asset/financial liability	Valuation techniques	Significant unobservable inputs	Relationship of unobservable inputs to fair value
JWC warrants	Black-Scholes option pricing model	Share price	Increase or decrease in share price will result in an increase or decrease in fair value

JWC shares	Market approach	Share price	Increase or decrease in share price will result in an increase or decrease in fair value

HydRx shares	Market approach	Share price	Increase or decrease in share price will result in an increase or decrease in fair value

HydRx warrants	Black-Scholes option pricing model	Share price	Increase or decrease in share price will result in an increase or decrease in fair value

Agripharm warrant	Black-Scholes option pricing model	Share price	Increase or decrease in share price will result in an increase or decrease in fair value

BC Tweed and Vert Mirabel put liability	Discounted cash flow	Discount rate	Increase or decrease in discount rate will result in a decrease or increase in fair value

		Future wholesale price and production levels	Increase in future wholesale price and production levels will result in an increase in fair value

BC Tweed call option liability	Market approach	Appraised value of property	Increase or decrease in value will result in a increase or decrease in fair value

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

28.	FINANCIAL INSTRUMENTS (CONTINUED)

During the year, there were no transfers of amounts between levels.

(e) Fair value of financial assets and liabilities that are not measured at fair value but fair value disclosures are required

The carrying values of cash, short-term investments, and restricted investments and accounts payable and accrued liabilities approximate their fair values due to their short-term to maturity. The fair value of the JWC repayable debenture, Agripharm royalty interest, Radicle repayable debenture, and mortgage payables approximate their fair value.

29.	SEGMENTED INFORMATION

The Company operates in one segment, the production and sale of medical cannabis.

All property, plant and equipment and intangible assets are located in Canada, except for $6,242 which is located outside of Canada.

All revenues were principally generated in Canada during the year ended March 31, 2018, except for $3,746, related to exported medical cannabis generated outside of Canada (for the year ended March 31, 2017 - $35).

30.	CAPITAL MANAGEMENT

The Company’s objective is to maintain sufficient capital base so as to maintain investor, creditor and customer confidence and to sustain future development of the business and provide the ability to continue as a going concern. Management defines capital as the Company’s shareholders’ equity and debt. The Board of Directors does not establish quantitative return on capital criteria for management; but rather promotes year over year sustainable profitable growth. The Company currently has not paid any dividends to its shareholders.

As at March 31, 2018 total managed capital was comprised of shareholders’ equity and debt of $1,251,660 (March 31, 2017 - $650,056).

There were no changes in the Company’s approach to capital management during the year.

The Company is subject to externally imposed restrictions related to covenants on its mortgage payable (refer to Note 18).

31.	SUBSEQUENT EVENTS

(a) Strategic agreement with LiveWell

On April 2, 2018, the Company entered into a strategic agreement with LiveWell Foods Canada Inc. (“LiveWell”) and Artiva Inc. (“Artiva”). Artiva is an ACMPR applicant operating as a subsidiary of LiveWell. This strategic agreement represents an amendment to the original investment agreement that the parties entered into on November 22, 2017. Under the terms of the amended agreement, in exchange for strategic support services and for the offering of financial support, on April 15, 2018 Canopy Growth was issued 5,487,642 common shares and Canopy Rivers was issued 5,487,642 common shares of LiveWell which represents a 10% equity interest in LiveWell. An additional 5,487,642 common shares were placed in escrow and will be released to the Company on the achievement of certain milestones. LiveWell has the option to draw on up to $20,000 of debt financing from Canopy Rivers (subject to the completion of certain milestones).

(b) Investment in Civilized

On April 17, 2018, the Company announced that Canopy Rivers had entered in to a strategic investment and collaboration agreement with Civilized Worldwide Inc. (“Civilized”) pursuant to which Canopy Rivers, will invest $5,000 in Civilized via a debenture that is convertible into common shares of Civilized, and the companies will work together on various online, media and event mandates relating to the cannabis industry. Canopy Rivers also received common share purchase warrants of Civilized with a total exercise price of $3,500 and a 24-month expiry.

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

31.	SUBSEQUENT EVENTS (CONTINUED)

(c) Investment in Good Leaf, Inc.

On April 23, 2018, the Company invested $5,478 in Good Leaf, Inc. in exchange for 674,709 Series A-1 preferred shares and warrants to acquire 139,432 common shares. The warrants are exercisable at a price of $0.01 per share for a period of 7 years. Following the transaction the Company’s ownership interest in Good Leaf, Inc. is 8.8% on a fully diluted basis.

(d) Creation of joint venture

On May 7, 2018, Canopy Rivers entered into a joint venture with principals and operators of a leading North American greenhouse produce company, to finance and support the development and operation of a retrofitted 1.2 million square foot greenhouse for cannabis cultivation in Leamington, Ontario.

(e) Option to acquire production assets

On May 9, 2018 the Company entered into lease agreement for the lease of production assets and issued 332,009 common shares with a value of approximately $10,000 in exchange for an option to purchase the building from the landlord. The Company also provided a loan of $10,000 to the landlord which will be used by the landlord to assist with the construction of the building.

(f) Agreement to acquire non-controlling interest(s) in CHI

On May 15, 2018 the Company announced that it had entered in to a definitive arrangement agreement (“Arrangement Agreement”) pursuant to which the Company will acquire all of the non-controlling interests in CHI. Pursuant to the Arrangement Agreement, shareholders of CHI will receive 0.3790 common shares of the Company for each common share of CHI held (the “Exchange Ratio”). In addition, Canopy Growth will issue options to purchase common shares of the Company in exchange for options previously issued by CHI and Canopy Animal Health based on the Exchange Ratio. In aggregate Canopy Growth will issue 3,037,771 common shares, having a value of $91,573, along with options having an aggregate “in-the-money” value of $9,688 for aggregate consideration of $101,261. The transaction, which is expected to close on or before August 2018, will be undertaken by way of a plan of arrangement and is subject to a number of approvals.

(g) Acquisition of Daddy Cann Lesotho PTY Ltd.

On May 17, 2018 the Company acquired Daddy Cann Lesotho PTY Ltd., trading as Highlands (“Highlands”). Based in the Kingdom of Lesotho, Highlands holds a license to cultivate, manufacture, supply, hold, import, export and transport cannabis and its resin. As consideration the Company issued 666,362 common shares in the capital of the Company on closing and, subject to meeting certain milestones, the Company will issue up to an additional 333,281 common shares for a total of up to 999,643 common shares. The total value of the consideration payable by the Company under the terms of the agreement is approximately $28.8 million.

(h) Bedrocan product rights

On June 11, 2018 the Company announced that it had reached an agreement with Bedrocan International to bring the Parties’ licensing arrangement to a close. As part of the Agreement, Bedrocan Canada and Bedrocan International will discontinue the previously announced arbitration proceedings.

Under the terms of the Agreement, the Company will decrease and then end the production and sale of Bedrocan products within the calendar year. Canopy Growth will retain the licensed production facility, licensed sales facility, and all associated licenses owned and operated by Bedrocan Canada. Management will redeploy these facilities, free of the current royalty structure and fixed production practices. During the year ended March 31, 2018 the Company recorded an impairment loss in connection with these product rights in anticipation of the orderly termination of this agreement (Note 11).

CANOPY GROWTH CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

31.	SUBSEQUENT EVENTS (CONTINUED)

(i) Convertible debt financing

In June 2018, the Company issued $600,000 convertible senior notes, including the over-allotment option of $100,000. The notes are general unsecured, senior obligations of Canopy Growth and interest will be payable semi-annually in arrears at a rate of 4.25% annually. The initial conversion rate for the notes will be 20.7577 common shares of the Company per $1 principal amount of notes, subject to potential adjustments. The initial conversion rate is equivalent to an initial conversion price of approximately $48.18 per Company common share. The notes will mature on July 15, 2023, unless earlier converted, redeemed or repurchased in accordance with their terms prior to such date.

Prior to January 15, 2023, the notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the business day immediately preceding the maturity date. Upon conversion, the notes may be settled in cash, common shares of Canopy Growth or a combination of cash and common shares of Canopy Growth, at the election of Canopy Growth.

Canopy Growth may not redeem the notes prior to July 20, 2021, except in the event of certain changes in Canadian tax law. Canopy Growth may redeem for cash all or any portion of the notes, at its option, on or after July 20, 2021 if the last reported sale price of Canopy Growth’s common shares for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on the trading day immediately preceding the date on which Canopy Growth provides notice of redemption has been at least 130% of the conversion price then in effect on each such trading day. Redemptions of notes in either case shall be at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If Canopy Growth undergoes a fundamental change, holders of the notes will have the right to require Canopy Growth to repurchase for cash all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. Canopy Growth will also be required, in certain circumstances, to increase the conversion rate for a holder who elects to convert its notes in connection with certain corporate events or during the related redemption period.

32.	COMPARATIVE AMOUNTS

Certain comparative amounts have been reclassified to conform to the current presentation.